PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 12, 2024, by and among OTSUKA PHARMACEUTICAL FACTORY AMERICA, INC., a Delaware corporation (“OPF-US”), ICU MEDICAL, INC., a Delaware corporation (“ICU Medical”) and ICU MEDICAL SALES, INC., a Delaware corporation (“ICU Medical Sales” and, together with ICU Medical, the “ICU Medical Entities”) (each individually, a “Party” and together, the “Parties”). Certain capitalized terms used but not otherwise defined in this Agreement have the meanings given to them in Exhibit A.

RECITALS
WHEREAS, the ICU Medical Entities are engaged in the development, manufacturing, distribution and sale of IV solutions products (the “Business”);

WHEREAS, at least five (5) days prior to the Closing Date, the ICU Medical Entities will form a Delaware limited liability company (the “Company”) by filing a certificate of formation with the office of the Delaware Secretary of State (the “Formation”) and the operating agreement of the Company shall be in the form attached hereto as Exhibit B (the “Original Operating Agreement”);

WHEREAS, immediately following the Formation, the ICU Medical Entities will be the sole members and sole holders of units of the Company (the “Units”) as set forth on Exhibit A of the Original Operating Agreement;

WHEREAS, at least five (5) days prior to the Closing Date, the ICU Medical Entities and the Company shall enter into a Contribution Agreement in the form attached hereto as Exhibit C (“Contribution Agreement”) and, in accordance with and pursuant to the Contribution Agreement, the ICU Medical Entities shall have contributed the Contributed Assets and transferred the Business Employees to the Company (the “Contribution”);

WHEREAS, the Parties acknowledge that, because the Company will not be able to operate the Business in Canada (the “Canadian Business”) until certain regulatory conditions are met and such conditions shall not be satisfied prior to Closing, the ICU Medical Entities shall contribute certain assets and Liabilities relating to the operation of the Canadian Business (the “Canadian Business Assets”) to the Company (the “Deferred Contribution”) at a date after the Closing Date (the “Deferred Contribution Date”) pursuant to the terms of this Agreement;

WHEREAS, the Parties desire to enter into this Agreement to set out the terms upon which, among other things, subject to the terms and conditions of this Agreement:

(i) At least five (5) days prior to the Closing Date, the ICU Medical Entities shall cause the Formation and the Contribution to be completed;

(ii) At the Closing, OPF-US will acquire a 60% equity interest in the Company by purchasing the Purchased Units from the ICU Medical Entities in consideration of the Purchase Price;

1.

(iii) At the Closing, the Company, the ICU Medical Entities and OPF-US will enter into an Amended and Restated Operating Agreement in the form attached as Exhibit D hereto (the “Restated Operating Agreement”) amending and restating the Original Operating Agreement; and

(iv) At the Closing, the Company and ICU Medical will enter into each of the following agreements, each of which shall contain terms and conditions to be mutually agreed by OPF-US and ICU Medical prior to the Closing:

(a) one or more Commercial Agreements incorporating the principles set forth in Exhibit E attached hereto (collectively, the “Commercial Agreements”);

(b) a Services Agreement incorporating the principles set forth in Exhibit F attached hereto (the “Services Agreement”); and

(c) a License Agreement incorporating the principles set forth in Exhibit G attached hereto (the “License Agreement”).

AGREEMENT

In consideration of the mutual agreements contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the Parties agree as follows:

1.SALE AND PURCHASE OF PURCHASED UNITS.

1.1Sale and Purchase. Subject to the terms and conditions of this Agreement, the ICU Medical Entities hereby agree to transfer, sell and deliver to OPF-US, and OPF-US agrees to purchase and accept from the ICU Medical Entities, at the Closing, each of the ICU Medical Entities’ right, title and interest in and to a total of 6,000 of the Units owned by the ICU Medical Entities as of the Closing Date (the “Purchased Units”), free and clear of all Encumbrances, for the Purchase Price. Each of the ICU Medical Entities will have retained at least 100 Units as of immediately after the Closing Date.

1.2Closing.

(a)The closing of the sale and purchase of the Purchased Units and of the other Transactions (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) within three (3) Business Days after the satisfaction (or, to the extent permitted, waiver) of the last to be satisfied of the conditions set forth in Sections 5 and 6 (other than those conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of those conditions at such time), or at such other time, date and place as the Company and ICU Medical may mutually agree in writing; provided, that in no event shall the Closing occur prior to April 1, 2025 unless mutually agreed in writing by the Parties. For purposes of this Agreement, “Closing Date” shall mean the date as of which the Closing takes place.

(b)At the Closing:

2.

(i)OPF-US shall pay ICU Medical an amount equal to the Estimated Closing Payment, by wire transfer of immediately available funds to a bank account in the United States to be designated by ICU Medical to OPF-US at least five (5) Business Days prior to the Closing;

(ii)The ICU Medical Entities and OPF-US shall execute and deliver the Restated Operating Agreement, pursuant to which OPF-US shall become a member of the Company as of the Closing Date, and shall be the owner of the Purchased Units as reflected on Exhibit A to the Restated Operating Agreement;

(iii)The ICU Medical Entities shall deliver evidence that they have executed and delivered, and have caused the Company to execute and deliver, the Contribution Agreement, the Commercial Agreements, the Services Agreement and the License Agreement, in each case effective as of at least five (5) Business Days prior to the Closing Date; and

(iv)The Company shall execute and deliver Retention Agreements in a form satisfactory to both ICU Medical and OPF-US with respect to each Key Employee specified on Schedule 1.2(b)(iv).

1.3Purchase Price Adjustment.

(a)No later than five (5) Business Days prior to the Closing Date, ICU Medical will prepare and deliver to OPF-US an unaudited balance sheet of the Company, prepared in accordance with GAAP on an estimated basis as of the Closing Date and containing the line items set forth on Schedule 1.3(a) (the “Estimated Closing Balance Sheet”). ICU Medical will deliver with the Estimated Closing Balance Sheet a statement setting forth ICU Medical’s good faith calculation of the estimated Closing Payment, derived from the Estimated Closing Balance Sheet (the “Estimated Closing Payment”). A sample calculation of Estimated Closing Payment is set forth on Schedule 1.3(a). ICU Medical will permit OPF-US and its Representatives reasonable access to the personnel, properties, books and records of the Company for the purpose of evaluating the foregoing statements and calculations. If OPF-US raises any reasonable objections to the foregoing statements and calculations, OPF-US and ICU Medical will consider in good faith such objections prior to the Closing, and ICU Medical will make such revisions to such disputed items as may be mutually agreed between ICU Medical and OPF-US. No failure by OPF-US to raise any objection or dispute pursuant to this Section 1.3(a) shall in any way prejudice OPF-US’s right to raise any matter pursuant to the remaining provisions of this Section 1.3 or otherwise. From and after delivery of the Estimated Closing Balance Sheet until the Closing, ICU Medical shall not (and shall cause the Company not to) take any action outside the ordinary course of business that would alter the Estimated Closing Payment.

(b)Within ninety (90) days after the Closing Date, OPF-US shall prepare and deliver to ICU Medical written notice (the “Adjustment Notice”) containing (i) the unaudited balance sheet of the Company as of the Closing Date and containing the line items set forth on Schedule 1.3(a) (the “Closing Balance Sheet”), and (ii) OPF-US’s calculation of (A) the Closing Payment, derived from the Closing Balance Sheet, and (B) OPF-US’s calculation of the amount of any payments required to be made pursuant to Section 1.3(g) (the “Adjustment Calculation”) provided, however, that no adjustment shall be made in respect of Pre-Closing Taxes of the
3.

Company under this Section 1.3(b), which adjustment shall take place pursuant to Section 4.8(f). The Closing Balance Sheet will be prepared in accordance with GAAP. ICU Medical will permit OPF-US and its Representatives reasonable access to the personnel, properties, books and records of the Company for the purpose of preparing the Closing Balance Sheet and performing the foregoing calculations.

(c)Within thirty (30) days after delivery to ICU Medical of the Adjustment Notice, ICU Medical will deliver to OPF-US a written response in which ICU Medical will either:

(i)agree with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 1.3(g); or

(ii)dispute the Adjustment Calculation by delivering to OPF-US a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item.

(d)If ICU Medical fails to take either of the foregoing actions within thirty (30) days after delivery to ICU Medical of the Adjustment Notice, then ICU Medical will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 1.3(g).

(e)If ICU Medical timely delivers a Dispute Notice to OPF-US, then OPF-US and ICU Medical will attempt in good faith, for a period of forty-five (45) days following the date of delivery to OPF-US of such Dispute Notice, to agree on the Adjustment Calculation for purposes of Section 1.3(g). Any resolution by OPF-US and ICU Medical during such forty-five (45)-day period as to any disputed items will be final and binding on the parties for purposes of Section 1.3(g). If OPF-US and ICU Medical do not resolve all disputed items by the end of forty-five (45) days after the date of delivery of the Dispute Notice, then OPF-US and ICU Medical will submit a list of the remaining disputed items (the “Unresolved Items”) and the respective values attributable thereto to a nationally recognized accounting firm mutually agreed by ICU Medical and OPF-US, which firm shall not be the regular auditing firm of OPF-US, ICU Medical or the Company (the “Independent Accounting Firm”) for resolution. OPF-US and ICU Medical will instruct the Independent Accounting Firm to render its determination with respect to the Unresolved Items in a written report that specifies the conclusions of the Independent Accounting Firm as to each Unresolved Item and the resulting Closing Payment and Adjustment Calculation, in each case based solely on the written reports submitted to the Independent Accounting Firm by OPF-US or ICU Medical (i.e., not on independent review and acting as an expert and not an arbitrator) and on the definitions and other terms included herein; provided, that in resolving an Unresolved Item, the Independent Accounting Firm may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, in the written reports presented to the Independent Accounting Firm. OPF-US and ICU Medical will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within thirty (30) days after referral of the items to such firm or as soon thereafter as reasonably practicable. The resolution of the Unresolved Items by the Independent Accounting Firm will be conclusive and binding on the Parties absent manifest error or fraud. ICU Medical will revise the Closing Balance Sheet and the Adjustment Calculation as appropriate to reflect the resolution of
4.

the issues in dispute pursuant to this Section 1.3(e). The fees and expenses of the Independent Accounting Firm will be shared by OPF-US and ICU Medical, in inverse proportion to the relative amounts of the disputed amount determined to be for the account of OPF-US and ICU Medical, respectively.

(f)For purposes of complying with Section 1.3(e), OPF-US and ICU Medical will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the Unresolved Items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the Unresolved Items and to discuss the items with the Independent Accounting Firm, provided, that (i) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Independent Accounting Firm, and (ii) no Party (or any of its Affiliates or representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. OPF-US may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Company provided to the Independent Accounting Firm pursuant to this Section 1.3.

(g)If the Closing Payment as finally determined pursuant to this Section 1.3 (the “Final Closing Payment”) is:

(i)less than the Estimated Closing Payment, then within five (5) Business Days after the determination of the Final Closing Payment, the amount of such shortfall shall be paid to OPF-US directly by ICU Medical by wire transfer of immediately available funds to a bank account designated by OPF-US; or

(ii)greater than the Estimated Closing Payment, then within five (5) Business Days after the determination of the Final Closing Payment, OPF-US shall pay the amount of such difference to ICU Medical by wire transfer of immediately available funds to a US bank account designated by ICU Medical.

Any payment made pursuant to this Section 1.3 will be treated by the parties for all purposes as an adjustment to the Estimated Closing Payment.

1.4Milestone Payments. Following the Closing, a Milestone Payment may be earned and, if earned, as set forth in this Section 1.4, shall be paid by OPF-US to ICU Medical as provided in this Section 1.4:

(a)OPF-US and ICU Medical agree to cause the Company to deliver to each of OPF-US and ICU Medical, within ninety (90) days following the end of the 2026 fiscal year, audited financial statements of the Company for the 2026 fiscal year, prepared in accordance with IFRS (the “2026 Financial Statements”) and calculations of Incremental Net Revenue and Incremental Gross Profit prepared by adjusting the IFRS amounts to reflect GAAP.

(b)Within ninety (90) days after delivery to the Parties of the 2026 Financial Statements, ICU Medical and OPF-US will each deliver to the Company a written response in which each of ICU Medical and OPF-US will either:
5.

(i)agree with the 2026 Financial Statements, in which case the 2026 Financial Statements will be deemed final and binding on the Parties for purposes of this Section 1.4; or

(ii)dispute the 2026 Financial Statement by delivering to the Company a written notice (“Financial Statement Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item.

(c)If the Parties fail to take either of the actions set forth in Section 1.4(b), then the 2026 Financial Statements will be deemed to have irrevocably accepted, in which case, the 2026 Financial Statements will be final and binding on the Parties for purposes of this Section 1.4.

(d)If either Party timely delivers a Financial Statement Dispute Notice, then the provisions of Section 1.3(e) and Section 1.3(f) shall apply mutatis mutandis.

(e)To the extent the Company has any Incremental Net Revenue, then OPF-US shall pay ICU Medical an amount equal to fifty percent (50%) of such Incremental Net Revenue (the “Incremental Net Revenue Milestone Payment”) via wire transfer of immediately available funds within ten (10) Business Days of the final determination of the 2026 Financial Statements pursuant to this Section 1.4.

(f)To the extent the Company has any Incremental Gross Profit, then OPF-US shall pay ICU Medical an amount equal to fifty percent (50%) of such Incremental Gross Profit multiplied by six (6) (the “Incremental Gross Profit Milestone Payment”) via wire transfer of immediately available funds within ten (10) Business Days of the final determination of the 2026 Financial Statements pursuant to this Section 1.4.

2.REPRESENTATIONS AND WARRANTIES OF THE ICU MEDICAL ENTITIES

The ICU Medical Entities jointly and severally represent and warrant to OPF-US as follows:

2.1Due Organization; Authority; Binding Nature of Agreements; Units. ICU Medical is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ICU Medical Sales is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The ICU Medical Entities have the requisite corporate power and authority to own the Purchased Units, and each of ICU Medical and ICU Medical Sales has the requisite corporate power and authority to own and contribute the Contributed Assets.

(b)Each of ICU Medical and ICU Medical Sales has the requisite corporate power and authority to enter into, deliver, and perform its respective obligations under each of the Transaction Agreements to which it is a party (including the ICU Medical Entities’ obligation to sell the Purchased Units to OPF-US pursuant to this Agreement); and the execution, delivery and performance by ICU Medical and ICU Medical Sales of each of the Transaction Agreements to which it is a party have been, or to the extent executed following the date hereof, will be, duly
6.

authorized by all necessary actions on the part of ICU Medical and its board of directors and on the part of ICU Medical Sales and its board of directors, as applicable, and no other corporate proceedings on the part of either ICU Medical or ICU Medical Sales are necessary to authorize the Transaction Agreements, the Contribution and the Transactions.

(c)This Agreement has been duly executed and delivered by ICU Medical and ICU Medical Sales, and constitutes the legal, valid and binding obligation of each of ICU Medical and ICU Medical Sales, and is enforceable against ICU Medical and ICU Medical Sales in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability. Upon the execution of the Contribution Agreement and of each of the Closing Agreements at the Closing, the Contribution Agreement and each of such Closing Agreements to which ICU Medical, ICU Medical Sales and the Company is a party will constitute the legal, valid and binding obligation of ICU Medical, ICU Medical Sales and the Company, as applicable, enforceable against ICU Medical, ICU Medical Sales and the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

(d)As of immediately prior to the Closing the Company shall have no Liabilities except the Assumed Liabilities. As of immediately prior to the Closing, (i) the Company’s capitalization shall consist of 10,000 authorized Units, all of which shall be issued and outstanding, (ii) the ICU Medical Entities shall own all right, title and interest (legal and beneficial) in and to 10,000 Units, and ICU Medical Sales shall own all right, title and interest (legal and beneficial) in and to no fewer than 100 of the Units, (iii) no other Units or other equity interests of the Company shall have been authorized, created, or issued to any other Person and (iv) other than the Units held by ICU Medical and ICU Medical Sales, no Person will hold any equity interest in the Company, any security convertible into any equity security of the Company or any other right to purchase or acquire any equity interests in the Company. Immediately prior to the Closing, the ICU Medical Entities will have valid and marketable title to the Purchased Units, free and clear of any Encumbrance other than Encumbrances pursuant to applicable securities laws, and the right and authority to sell the Purchased Units to OPF-US pursuant to this Agreement and without the consent of any Person that has not been obtained. Immediately upon the Closing, (i) OPF-US will have valid and marketable title to the Purchased Units free and clear of any Encumbrance other than such restrictions as applicable to the Purchased Units as set forth in the Restated Operating Agreement or Encumbrances pursuant to applicable securities laws and (ii) the capitalization of the Company will be as set forth in the Unit Registrar attached as Exhibit A to the Restated Operating Agreement.

2.2Tangible Assets. ICU Medical owns, and has, and immediately following the Contribution the Company will own and have, good and valid title to, all of the Contributed Assets. Except as set forth in Part 2.2(a) of the Disclosure Schedule, all of the Contributed Assets owned by ICU Medical and ICU Medical Sales as of the date hereof, and immediately following the Contribution owned by the Company will be, free and clear of any Encumbrances, other than Permitted Encumbrances. The Contribution Agreement sets forth an accurate and reasonably complete description of any of the Contributed Assets that will be leased or licensed to ICU Medical following the Contribution. All Tangible Personal Property is in good operating
7.

condition and repair in all material respects, subject to normal wear and tear. ICU Medical does not have any agreement with any other Person to sell or otherwise transfer any of the Contributed Assets or any line of business or asset required for the performance of ICU Medical’s obligations under the Transaction Agreements. The Tangible Personal Property, collectively with any tangible personal property owned by ICU Medical and to be used in the provision of services to be provided to the Company pursuant to the Commercial Agreements and the Services Agreement, constitute all of the tangible personal property used by ICU Medical in the ordinary course of its conduct of the Business. Since September 30, 2024, except (i) as otherwise set forth in Part 2.2(b) of the Disclosure Schedule, (ii) in connection with the Contribution and (iii) for sales of Existing Products, ICU Medical has not sold, transferred or conveyed any material tangible personal property used in the ordinary course of its conduct of the Business.

2.3Inventory. The Inventory is of such quality and quantity as to be usable and saleable by ICU Medical in the ordinary course of business, and is free of any material defect or deficiency. Except as set forth in Part 2.3 of the Disclosure Schedules, the levels of Inventory maintained by ICU Medical (i) are not excessive in light of ICU Medical’s normal operating requirements for the Business and (ii) are adequate for the conduct of the Business as presently conducted by ICU Medical in the ordinary course of business.

2.4Contracts.

(a)The Transferred Contracts listed in Exhibit E to the Contribution Agreement constitute all Contracts to which an ICU Medical Entity is a party and that exclusively relate to the Business. Each Business Contract is a valid and binding agreement of the ICU Medical Entity party thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability. Except as set forth in Part 2.4(a) of the Disclosure Schedule, the Business Contracts may be assigned to the Company, in whole or in part, as part of the Contributed Assets pursuant to the Contribution Agreement and without the consent of any other Person, except where the failure to obtain such consent would not reasonably be expected to be materially adverse to the Business. Prior to the Closing, ICU Medical will have made available to OPF-US accurate and complete copies of all Contracts listed in Exhibit E and Exhibit H of the Contribution Agreement, including all amendments thereto. There are no material deviations in the terms of any Business Contracts that have not been made available to OPF-US as of the date hereof, as compared to the terms of the Contracts listed in Exhibit E and Exhibit H of the Contribution Agreement, that would be materially adverse to the Business. There are no oral Contracts with respect to the Business. Except as set forth in Part 2.4(a) of the Disclosure Schedule: (i) the ICU Medical Entities have not and, to the Knowledge of ICU Medical, no other Person has materially violated or breached, or declared or committed any material default under, any Business Contracts; (ii) to the Knowledge of ICU Medical, no event has occurred that has or would reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Business Contracts, (B) give any Person the right to declare a default or exercise any remedy under any Business Contracts, (C) give any Person the right to accelerate the maturity or performance of any Business Contracts, or (D) give any Person the right to cancel, terminate or modify any Business Contracts, except in each case of (A) through (D), for any such events which would not reasonably be expected to adversely impact the Business; (iii) none of the ICU Medical Entities have received any written notice or, to the Knowledge of ICU
8.

Medical, other communication regarding any violation or breach of, or default under, any Business Contracts; (iv) none of the ICU Medical Entities have knowingly waived any right under any Business Contracts in a manner that would reasonably be expected to adversely impact the Business; and (v) none of the ICU Medical Entities have, and to the Knowledge of ICU Medical no other Person has, repudiated any material provision of any of the Business Contracts.

(b)To the Knowledge of ICU Medical, the performance of the Business Contracts by the parties thereto prior to the date of the Contribution and by the Company and the other parties thereto from and after the Contribution has not and will not result in any material violation of or material failure to comply with any Legal Requirement.

(c)Part 2.4(c) of the Disclosure Schedule lists each Transferred Contract and Shared Contract containing any non-compete, right of first offer or negotiation, or right of first refusal provision or any similar restrictive provision with respect to the Business.

(d)Part 2.4(d) of the Disclosure Schedule lists each Transferred Contract and Shared Contract (i) obligating ICU Medical or ICU Medical Sales to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, containing any “take or pay” or similar requirement binding on ICU Medical or ICU Medical Sales, or granting any Person “most favored nation” or similar status with respect to any Existing Products or (ii) under which any Person has been granted the right to develop, manufacture, sell, market or distribute any Existing Products on an exclusive or a co-exclusive basis to any Person or group of Persons or in any geographical area.

(e)To the extent any Retained Contract (as defined in the Contribution Agreement) is utilized in connection with the provision of any services by ICU Medical pursuant to the Services Agreement, such Contract is valid, binding, and legally enforceable, and ICU Medical or its Affiliate party thereto shall perform the applicable services in compliance in all material respects with the terms of any such Retained Contract.

2.5Intellectual Property.

(a)Part 2.5(a) of the Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, material unregistered Marks, pending applications for registrations of any Marks, registered Copyrights and pending applications for registration of Copyrights, owned or filed by ICU Medical and that are used or intended to be used in the Business or are otherwise necessary for the operation of the Business. ICU Medical owns, and has good and valid title to, all of the Transferred Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances and other than nonexclusive licenses granted by ICU Medical in the ordinary course of business prior to the date of this Agreement.

(b)ICU Medical has taken reasonable steps in accordance with normal industry practice to protect ICU Medical’s rights in any trade secrets included in the Contributed Assets. Without limiting the foregoing, all Intellectual Property developed by any contractor or employee of ICU Medical or its Affiliates during the course of their employment or engagement and constituting a part of the Transferred Intellectual Property or Licensed Intellectual Property has been fully assigned to ICU Medical or its Affiliates.

9.

(c)None of the Transferred Patents is involved in any interference or opposition proceeding, and no such proceeding has been threatened in writing with respect to any of the Transferred Patents. None of the Marks included in the Transferred Intellectual Property or the Licensed Intellectual Property are involved in any cancellation, opposition, or concurrent use proceeding, and no such proceeding has been threatened in writing with respect to any of the Transferred Intellectual Property nor the Licensed Intellectual Property.

(d)Part 2.5(d) of the Disclosure Schedule contains a complete and accurate list, and except as set forth in Part 2.5(d) of the Disclosure Schedule, ICU Medical has provided to OPF-US or its representatives complete and accurate copies, of all material licenses to use the Transferred Intellectual Property or the Licensed Intellectual Property granted by ICU Medical. There is no pending or threatened in writing dispute concerning any license listed in Part 2.5(d) of the Disclosure Schedule.

(e)Part 2.5(e) of the Disclosure Schedule contains a complete and accurate list, and ICU Medical has provided to OPF-US complete and accurate copies, of all material intellectual property licenses granted to ICU Medical that relate to the Business and under which ICU Medical has rights. There is no pending or threatened dispute in writing concerning a breach of any license listed in Part 2.5(e) of the Disclosure Schedule.

(f)Part 2.5(f) of the Disclosure Schedule contains a complete and accurate list of all software (other than commercially available, off-the-shelf software or any shrink-wrap or click-wrap licenses) licensed to ICU Medical or its Affiliates by third parties that is used in or for and is material to the Business. There is no pending or threatened dispute in writing concerning a breach of ICU Medical’s licenses for such software.

(g)As of the Closing Date, ICU Medical will have full right, power and authority to grant to the Company the licenses to be granted in the License Agreement. No approval, permission or consent of any third party will be needed for ICU Medical to grant such licenses.

(h)Except as set forth in Part 2.5(h) of the Disclosure Schedule, in the past five (5) years, ICU Medical has not received any written notice or claim alleging that the conduct of the Business, as currently conducted or proposed to be conducted, infringes, misappropriates, or violates any Intellectual Property of a third party. Except as set forth in Part 2.5(h) of the Disclosure Schedule, there is not now nor at any time in the past five (5) years has there been any pending or, to the Knowledge of ICU Medical, threatened Proceeding involving any such claims or allegations. To the Knowledge of ICU Medical, no third party is infringing, misappropriating, or violating any of the Transferred Intellectual Property or Licensed Intellectual Property, and during the past five (5) years, ICU Medical has not asserted any claims or initiated any Proceedings against any third party based on any such infringement, misappropriation, or violation of the Transferred Intellectual Property. The conduct of the Business, as currently conducted or, to the Knowledge of ICU Medical, as proposed to be conducted as of the date of the Closing, does not and, to the Knowledge of ICU Medical, will not, infringe, misappropriate, or violate any Intellectual Property of a third party.

10.

2.6Compliance with Legal Requirements. Except as set forth in Part 2.6 of the Disclosure Schedule: (a) ICU Medical and its Affiliates are, and at all times during the past three (3) years have been, in compliance with each Legal Requirement applicable to the Business or any of the Contributed Assets except in each case where non-compliance with such Legal Requirement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) no event has occurred that would be reasonably likely to result in a violation by ICU Medical or any of its Affiliates of, or a failure on the part of ICU Medical or any of its Affiliates to comply with, any Legal Requirement related to the Business or the Contributed Assets, except in each case where non-compliance with such Legal Requirement (including Environmental Laws) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither ICU Medical nor any of its Affiliates has received any notice from any Governmental Body regarding any violation of, or failure to comply with, any Legal Requirement related to the Business or the Contributed Assets, except in each case where non-compliance with such Legal Requirement (including Environmental Laws) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. ICU Medical has made available to OPF-US an accurate and complete copy of each report, study, survey, letter, or other document or communication received by ICU Medical within the last two (2) years that addresses or otherwise relates to the compliance by ICU Medical or any of its Affiliates with, or the applicability to ICU Medical or any of its Affiliates of, any Legal Requirement related to the Business or the Contributed Assets. To the Knowledge of ICU Medical, no Governmental Body has proposed in writing any Legal Requirement that, if adopted or otherwise put into effect prior to Closing, (i) would reasonably be expected to have an adverse effect on the current Business or the ownership of the Contributed Assets, or on the ability of ICU Medical to comply with or perform any covenant or obligation under any of the Transaction Agreements, or (ii) would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions. Neither ICU Medical nor its Affiliates have during the past two (2) years, conducted or caused to be conducted any internal investigation with respect to the Business concerning any actual or alleged violation of any Legal Requirements by ICU Medical, its Affiliates, or any of ICU Medical’s and its Affiliates’ officers, directors or employees in connection with the conduct of the Business.

2.7Governmental Authorizations. Part 2.7(a) of the Disclosure Schedule lists all Governmental Authorizations held by ICU Medical and its Affiliates material to the conduct of the Business or the Contributed Assets (“Operations Permits”). Prior to Closing, ICU Medical will have made available to OPF-US accurate and complete copies of all Operations Permits, including all renewals thereof and all amendments thereto. Each Operations Permit is valid and in full force and effect. Except as set forth in Part 2.7(b) of the Disclosure Schedule: (i) ICU Medical and its Affiliates are, and in the past three (3) years have been, in compliance with all of the terms and requirements of each Operations Permit, except in each case where non-compliance with such Legal Requirement (including Environmental Laws) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) to the Knowledge of ICU Medical, no event has occurred that would be reasonably likely to (A) result in a material violation of or a material failure to comply with any term or requirement of any Operations Permit or (B) result in the revocation, withdrawal, suspension, cancellation, termination, modification, or failure to be renewed if applicable in the ordinary course of any Operations Permit and (iii) neither ICU Medical nor any of its Affiliates has received any written communication from any Governmental Body regarding any violation of or failure to comply
11.

with any term or requirement of any Operations Permit. Except as set forth on Part 2.7(c) of the Disclosure Schedule, the Operations Permits constitute all of the Governmental Authorizations necessary to (i) enable ICU Medical to conduct the Business in the manner in which such business is currently being conducted, and (ii) permit ICU Medical to own and use the Contributed Assets in the manner in which they are currently owned and used by ICU Medical.

2.8Environmental Matters. Except as set forth in Part 2.8 of the Disclosure Schedule:

(a)ICU Medical is, and for the past five (5) years, has been, in material compliance with all applicable Environmental Laws. For the past five (5) years, there has been no material violation of any Environmental Law resulting from or arising out of the conduct of the Business or relating to any of the Contributed Assets.

(b)ICU Medical has obtained or caused to be obtained all material environmental permits necessary for the operation of the Business or applicable to any of the Contributed Assets to comply, in all material respects, with all applicable Environmental Laws, and all such environmental permits are in full force and effect.

(c)Neither ICU Medical nor any of its Affiliates has received any written notice, report, or other written communication regarding any violation, alleged violation of, liability, or potential liability under any Environmental Law relating to the Business or any of the Contributed Assets the substance of which remains outstanding, and there are no writs, injunctions, decrees, orders or judgments outstanding, or any Proceeding pending or, to the Knowledge of ICU Medical, threatened in writing, relating to compliance with or liability under any Environmental Law affecting the Business or any of the Contributed Assets.

(d)Neither ICU Medical nor any of its Affiliates has received, during the last five (5) years, any written notice, report or other written communication regarding any alleged material violation of any Environmental Law, relating to or arising out of the treatment, storage, disposal of, arrangement for or permission for the disposal of, transportation, handling, use, or release of any Hazardous Material, or ownership or operation of any property or facility relating to the Business or any of the Contributed Assets.

(e)ICU Medical has not, and to the Knowledge of ICU Medical, no other Person has, discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, or released any Hazardous Materials at, on or under any facility or property owned or operated by the Business a manner that has given rise to or would reasonably be expected to give rise to material liability under Environmental Law for the Business or any of the Contributed Assets.

(f)ICU Medical has made available to OPF-US accurate and complete copies of all environmental audits, reports and other material environmental documents prepared in the last five (5) years relating to the Business or any of the Contributed Assets, which are in its possession, custody or control.

12.

2.9Regulatory Matters.

(a)The Contributed Assets are being or have been manufactured, processed, labeled, packaged, marketed, and distributed in compliance in all material respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act (“FDCA”), the applicable regulations of the Food and Drug Administration (“FDA”) promulgated thereunder, other Healthcare Laws in those jurisdictions where Contributed Assets are distributed and the specifications and standards contained in the Governmental Authorizations issued in those jurisdictions where Contributed Assets are distributed, in each case, in the past three (3) years. To the Knowledge of ICU Medical, such Contributed Assets are neither adulterated nor misbranded within the meaning of the FDCA. Neither ICU Medical nor any Affiliate has received any written notices from a Governmental Body alleging adulteration or misbranding within the meaning of the FDCA in the past three (3) years. For Contributed Assets for which submission of labeling to FDA for review is required by the FDCA in the past three (3) years, such submissions have been made as of the date of this Agreement. Neither ICU Medical nor any Affiliate have made alterations or deviations to the labeling of any Existing Product submitted to FDA for review as required by the FDCA in the past three (3) years. To the Knowledge of ICU Medical, each third party that is a supplier for ICU Medical or any Affiliate in respect of the Business is in material compliance with FDCA in the past three (3) years.

(b)ICU Medical has filed with the applicable Governmental Body where required by applicable Legal Requirements (including Healthcare Laws), all required notices, registration applications, reports, supplemental applications and annual or other reports or documents that are material to the Contributed Assets and the continued conduct of the Business, except where the failure to file such applications or reports would not reasonably be expected to be, individually or in the aggregate, material to the business of ICU Medical and its Affiliates, taken as a whole.

(c)Except as set forth in Part 2.9(c) of the Disclosure Schedule, neither ICU Medical nor any Affiliate has, currently or in the past three (3) years, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any Recall or market withdrawal relating to an alleged lack of safety or regulatory compliance of any Contributed Asset. To the Knowledge of ICU Medical, with respect to the Contributed Assets, the third parties that manufacture, process, package, or supply ingredients for the Contributed Assets, has, currently or in the past three (3) years, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any Recall or market withdrawal relating to an alleged lack of safety or regulatory compliance of any Contributed Asset. Except as set forth in Part 2.9(c) of the Disclosure Schedule, to the Knowledge of ICU Medical, there are, and for the past five (5) years, have been, no material facts which are reasonably likely to cause (i) the Recall or market withdrawal or replacement of any Contributed Asset sold or intended to be sold or (ii) as a result of regulatory action, (x) a safety labeling change as required under the FDCA of any such Contributed Asset or (y) a termination or suspension of the marketing of any Contributed Asset.

(d)Except as set forth in Part 2.9(d) of the Disclosure Schedule, neither ICU Medical or any of its Affiliates has received in the past three (3) years any written communication from FDA or any other Governmental Body, including any warning letter or untitled letter or, to the Knowledge of ICU Medical, other communication that (i) alleges that
13.

any aspect of the Business is not in compliance with any applicable requirements under the FDCA, the FDA regulations promulgated thereunder or other Healthcare Laws, or (ii) relates to an adverse safety finding or other safety concern with respect to the Contributed Assets. Neither ICU Medical nor any of its Affiliates is subject to any enforcement proceedings by a Governmental Body related to the Contributed Assets and, to the Knowledge of ICU Medical, no such proceedings have been threatened.

(e)Neither ICU Medical nor any of its Affiliates has in the past three (3) years made an untrue statement of a material fact or fraudulent statement to any regulatory authority relating to the Contributed Assets, the Business or any Governmental Authorizations or otherwise failed to disclose a material fact required to be disclosed to any regulatory authority relating thereto. Neither ICU Medical nor any of its Affiliates has, in connection with the Business, been debarred, convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar Legal Requirement of any other Governmental Body, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement of any Governmental Body.

2.10Proceedings; Orders. There is no Proceeding pending or involving, or, to the Knowledge of ICU Medical, threatened in writing, with respect to the Purchased Units or that questions the validity of this Agreement or any action taken or to be taken by ICU Medical pursuant to this Agreement before any Governmental Body. There is no Order to which the Contributed Assets are subject and ICU Medical is not subject to any Order that relates to the Business. To the Knowledge of ICU Medical, no Business Employee is subject to any Order that may prohibit such employee from engaging in the operation of the Business There is no Order and no Proceeding pending or, to the Knowledge of ICU Medical, threatened in writing that (i) relates to the Business, the Contributed Assets, or ICU Medical’s ability to comply with or perform any of its covenants or obligations under any of the Transaction Agreements to which it is a party, or (ii) if issued or determined, would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.11Non‑Contravention; Consents.

(a)Except as set forth in Part 2.11(a) of the Disclosure Schedule, neither the execution and delivery by ICU Medical and ICU Medical Sales of any of the Transaction Agreements nor the consummation or performance by ICU Medical and ICU Medical Sales of any of the Transactions (including the consummation of the Contribution), will:

(i)contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which ICU Medical, any of its Affiliates, the Business, or any of the Contributed Assets is subject, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, modify, or fail to renew in the ordinary course, any Operations Permit
14.

included in the Contributed Assets, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)violate or conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of ICU Medical or ICU Medical Sales;

(iv)violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Contributed Assets under any of the terms, conditions or provisions of, or require the consent of any party under, any Transferred Contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation (i) to which ICU Medical or any of its Affiliates is a party or (ii) by which the Contributed Assets are bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(v)otherwise result in or impose any Encumbrance on the Contributed Assets, other than Permitted Encumbrances.

(b)Except as otherwise set forth in Part 4.3(c) or Part 2.11(b) of the Disclosure Schedule, ICU Medical is not and will not be required to make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Agreements, the contribution of the Contributed Assets to the Company pursuant to the Contribution Agreement, the sale, transfer, and delivery of the Purchased Units to OPF-US hereunder or the consummation or performance of any of the other Transactions.

2.12Absence of Certain Changes or Events. Since September 30, 2024, except as contemplated by this Agreement, there has not been any:

(a)event or occurrence resulting in or reasonably likely to result in a Material Adverse Effect;

(b)material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Contributed Assets or the Business;

(c)(i) increase in the rate of compensation payable or to become payable to any Business Employee, except as provided in any employment agreement between ICU Medical and any such Persons or in any Benefit Plan, and any increases in the normal course of business or (ii) award of any severance, bonus, change of control award, retention payment, or other similar compensation or benefit to any Business Employee;

(d)cancellation or termination of any Customer Contract other than such cancellations or terminations occurring in the ordinary course of the business of ICU Medical; or

(e)agreement by ICU Medical or its Affiliates to do any of the things described in the preceding clauses (a) through (c) other than as expressly provided for herein.

15.

2.13Financial Information; No Undisclosed Liabilities. ICU Medical has provided OPF-US or its representatives all material historical financial and operating information related to the Business and the Contributed Assets for the periods commencing January 1, 2024 through September 30, 2024 (collectively, the “Financial Information”). ICU Medical has provided OPF-US or its representatives an unaudited balance sheet of the Business as of September 30, 2024 and the related unaudited statements of income of the Business for the nine-month period then ended (the “Interim Financial Information”). The Financial Information and Interim Financial Statements (i) are complete, true and accurate in all material respects; (ii) were prepared in accordance with GAAP, as adjusted in accordance with the Accounting Principles, on a basis consistent with ICU Medical’s historical accounting policies, practices, and procedures consistently applied as those in prior fiscal years; and (iii) fairly and accurately presents in all material respects the financial condition and results of operation of the Business and all costs associated with the Business and the Contributed Assets as of the dates and for the periods referred to therein except that the Interim Financial Information does not include allocations for certain services historically provided by ICU Medical that will be provided to the Company.

(b)As of immediately following the Contribution, the Company will have no Liabilities of any kind other than those (i) fully reflected in, reserved against or otherwise described in the Closing Balance Sheet, (ii) arising in the ordinary course of business since September 30, 2024, (iii) under Transferred Contracts, and (iv) Liabilities in the aggregate, that are immaterial to the Business and the Contributed Assets.

2.14Suppliers; Customers. Part 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of the names of all suppliers that provide services or materials to the Business involving consideration in excess of $500,000 for fiscal year 2023 and 2024 year to date as of June 30, 2024. ICU Medical has not received any written notice from any supplier named on Part 2.14(a) of the Disclosure Schedule of any intention to terminate or materially reduce supplies to ICU Medical in respect of the Business.

(b)Part 2.14(b) of the Disclosure Schedule sets forth a list of the names of the top fifty (50) customers of the Business by revenue (the “Material Customers”). Neither ICU Medical nor ICU Medical Sales has received any written notice from any Material Customer of any intention to terminate or materially reduce purchases of Existing Products.

2.15Taxes.

(a)Except as set forth in Part 2.15(a) of the Disclosure Schedule, (i) all income and other material Tax Returns required to be filed with respect to the Company, the Business or the Contributed Assets have been or will be timely filed, (ii) all Taxes that are due and payable by the Company before the Closing Date have been timely paid in full, (iii) all income and other material Taxes due and payable by ICU Medical and its Affiliates in respect of the Contributed Assets, the Business Employees, or the Business for Pre-Closing Tax Periods (determined in accordance with the definition of Excluded Taxes) have been or will be timely paid in full, (iv) there are no Encumbrances for Taxes on any of the Contributed Assets or other assets of the Company (other than Encumbrances for current Taxes not yet due and payable), (v) there is no pending audit controversy with respect to any Taxes that directly relate to the Company, the Business or the Contributed Assets and there is no Tax deficiency or claim assessed that relates directly to the Company, the Business or the Contributed Assets that has not
16.

been settled, and (vi) none of the Contributed Assets or other assets of the Company constitute “Section 197(f)(9) intangibles” within the meaning of Treasury Regulations Section 1.197-2(h)(1)(i).

(b)ICU Medical and its Affiliates have paid in full or discharged all Taxes the nonpayment of which could result in an Encumbrance on any of the Contributed Assets in the hands of the Company after the Closing Date, excepting in each case such Taxes as will not be due until after the Closing Date;

(c)Each of ICU Medical and ICU Medical Sales is a domestic corporation for U.S. federal income tax purposes, and neither is a “foreign person” within the meaning of Sections 1445 or 1446 of the Code;

(d)The Company is, and from and after the date of the Contribution Agreement always has been, a domestic partnership for U.S. federal and applicable state and local income Tax purposes; and

(e)No written claim has ever been made by a Governmental Body in a jurisdiction where ICU Medical or any its Affiliates does not file Tax Returns in respect of the Business or the Contributed Assets that ICU Medical or any of its Affiliates is or may be subject to taxation by that jurisdiction in respect of the Business or the Contributed Assets.

2.16No Brokers. No broker, finder or similar agent is entitled to any finder’s fee, brokerage fees or commission or similar payment from ICU Medical or any of its Affiliates in connection with the transactions contemplated hereby.

2.17Real Property.

Part 2.17 of the Disclosure Schedule lists all real property owned by ICU Medical or its Affiliates and primarily used in the Business (the “Real Property”). There are no written or oral leases, subleases or other contractual obligations granting to any Person the right of use or occupancy of the Real Property or any portion thereof. ICU Medical and its Affiliates are not party to any leases or subleases in connection with the Business. ICU Medical or its Affiliates, as applicable, have good, valid and marketable title to all of the Real Property, free and clear of any Encumbrances, except Permitted Encumbrances, and except for the Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of April 6, 2022 and recorded among the land records of Travis County, Texas as Instrument No. 2022064448 (the “Deed of Trust”), which secures the Credit Agreement. There is no pending or to ICU Medical’s Knowledge, threatened condemnation or eminent domain proceedings that affect any of the Real Property. ICU Medical and its Affiliates have not received any written notice of the Real Property or the improvements located on the Real Property not being in compliance with applicable Legal Requirements. To the Knowledge of ICU Medical, ICU Medical and its Affiliates have received all approvals of Governmental Bodies, including without limitation, building, zoning, administrative, occupational safety and health authorities approvals, or such other approvals, including licenses, under any applicable Legal Requirement that is required to be obtained in connection with the current use and operation of the Real Property. No Persons other than ICU Medical are in possession of the Real Property, and there are no known disputes with respect to the Real Property. The representations and warranties set forth in Section 2.2
17.

shall not apply to the Real Property. The Real Property is not subject to any options or other agreements that provide any other Person with the right to purchase or otherwise acquire any of the Real Property.

2.18Affiliated Transactions. Except as set forth on Part 2.18 of the Disclosure Schedule, (i) no Affiliate of ICU Medical is, and (ii) to the Knowledge of ICU Medical, no officer, director, employee, stockholder, individual related by blood, marriage or adoption to any such individual or entity in which any of the foregoing Persons owns a beneficial interest in excess of 3%, is, a party to any Contract, arrangement, commitment, or transaction with ICU Medical or any of its Subsidiaries, or has any interest in any material property used by ICU Medical or any of its Subsidiaries in the Business, in each case if such Contract, arrangement, commitment, transaction, or property is primarily related to the Business or the Contributed Assets.

2.19Product Warranty; Product Liability.

(a)Each product manufactured, sold or delivered by ICU Medical or any of its Affiliates in conducting the Business prior to Closing has been in conformity with all product specifications and all applicable express and implied warranties in the last three (3) years. Neither ICU Medical nor any of its Affiliates in respect of the Business has any liability for replacement or repair of any such products or other damages in connection therewith not reserved against in the Financial Information or Interim Financial Information.

(b)In respect of the Business, ICU Medical has not committed any act or failed to commit any act, which would result in any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of ICU Medical with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered in the past three (3) years.

2.20Sufficiency of Assets. The Contributed Assets, and the services, rights and assets to be leased, licensed, or otherwise provided to the Company pursuant to the Transaction Agreements, are sufficient to permit the Company to conduct the Business in all material respects in the manner as conducted by ICU Medical and ICU Medical Sales on the date of this Agreement and as of the date the Contribution is effected pursuant to the Contribution Agreement.

2.21Benefit Plans.

Section 2.21 of the Disclosure Schedules sets forth a list of each Benefit Plan. Each Benefit Plan is and has been maintained in material compliance with its terms and with the requirements of applicable Law. Neither ICU Medical nor any of its Affiliates sponsors, maintains, contributes to, or has any Liability with respect to (or has, within the past six (6) years, sponsored, maintained, contributed to or had any Liability with respect to) any (i) single employer pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), in each case, for the benefit of any Business Employee.

18.

2.22Employee Matters.

ICU Medical and its Affiliates are, and at all times during the past three (3) years have been, in compliance in all material respects with each Legal Requirement pertaining to labor, employment, and employment practices applicable to the Business and the Business Employees, including, but not limited to, the payment of wages, classification of workers as employees or non-employees, classification of employees as exempt or non-exempt, equal employment opportunity and fair employment practices, leave of absence rights, immigration, child labor, affirmative action, and working conditions or employee safety or health. Except as set forth on Schedule 2.22, there are no Proceedings or other legal actions against ICU Medical or any of its Affiliates pending, or to the Knowledge of ICU Medical, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former Business Employee. Neither ICU Medical nor any of its Affiliates is a party to or subject to any collective bargaining or other labor agreements with respect to the Business or Business Employees. Neither ICU Medical nor any of its Affiliates has experienced any union organization campaign, strike, labor disputes, work stoppage, or slowdowns due to labor disagreements with respect to the Business or Business Employees. To the Knowledge of ICU Medical, there is no organizing campaign, strike, labor dispute, work stoppage or slowdown with respect to the Business or Business Employees pending or threatened against any of ICU Medical or its Affiliates. There are no collective bargaining, consultation, or notification requirements required or imposed by applicable Legal Requirements with respect to the transactions contemplated by this Agreement. The employment or engagement of all Business Employees can be terminated at-will at any time for any reason, without payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date.

2.23No Implied Representations. Except for the representations and warranties contained in this Section 2 or any certificates delivered by the ICU Medical Entities pursuant to this Agreement, OPF-US acknowledges that none of ICU Medical or any of its Subsidiaries or any other Person on behalf of ICU Medical has made to OPF-US, and OPF-US has not relied upon, any representation or warranty, whether express or implied, at law or in equity, with respect to the Business, its results of operations, future operating or financial results or prospects, the Contributed Assets or the Assumed Liabilities with respect to the accuracy or completeness of any other information provided or made available to OPF-US by or on behalf of ICU Medical or any of its Affiliates and ICU Medical hereby disclaims any such other representations and warranties. Notwithstanding anything to the contrary herein, nothing herein shall limit OPF-US’s ability to seek any recovery in the case of fraud.

19.

3.REPRESENTATIONS AND WARRANTIES OF OPF-US.

OPF-US represents and warrants to the ICU Medical Entities as follows:

3.1Due Organization; Authority; Binding Nature of Agreements. OPF-US is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OPF-US has the requisite corporate power and authority to enter into, deliver, and perform its obligations under each of the Transaction Agreements to which it is a party; and the execution, delivery and performance by OPF-US of the Transaction Agreements to which it is a party have been duly authorized by all necessary actions on the part of OPF-US and its board of directors, as applicable, and its respective stockholders and no other corporate proceedings on the part of OPF-US are necessary to authorize the Transaction Agreements and the Transactions. This Agreement has been duly executed and delivered by OPF-US, and constitutes the legal, valid and binding obligation of OPF-US, and is enforceable against OPF-US in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability. Upon the execution of each of the other Transaction Agreements at the Closing, each of such other Transaction Agreements to which OPF-US is a party will constitute the legal, valid and binding obligation of OPF-US, enforceable against OPF-US in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

3.2Non‑Contravention; Consents. Assuming compliance with Antitrust Laws, neither the execution and delivery by OPF-US of any of the Transaction Agreements to which it is a party, nor the consummation or performance by OPF-US of any of the Transactions, will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which OPF-US or any of its Affiliates is subject; or (ii) result in or impose any material Encumbrance (other than Permitted Encumbrances) upon or with respect to the Purchased Units. Except as may be required by the HSR Act or any other applicable Antitrust Laws, OPF-US is not and will not be required to make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Agreements, the purchase by OPF-US of the Purchased Units or the consummation or performance of any of the Transactions. Assuming compliance with Antitrust Laws, there is no Order and no Proceeding pending or, to the knowledge of OPF-US, threatened in writing that (i) relates to OPF-US’ ability to comply with or perform any of its covenants or obligations under any of the Transaction Agreements to which it is a party, or (ii) if issued or determined, would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

3.3Financial Ability to Perform.

OPF-US will have sufficient cash on hand as of Closing to pay the Estimated Closing Payment and to otherwise comply with its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall the receipt or availability of any
20.

funds or financing by or to OPF-US or any of its Affiliates or any other financing or other transaction be a condition to any of the obligations of OPF-US hereunder.

3.4Proceedings.

As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of OPF-US, threatened in writing against OPF-US or any of its Affiliates before any Governmental Body that questions the validity of this Agreement or any action taken or to be taken by OPF-US pursuant to this Agreement. As of the date of this Agreement, neither OPF-US nor any of its Affiliates is subject to any material outstanding Order of any Governmental Body that would impair its obligations under this Agreement. To the knowledge of OPF-US, no Governmental Body has proposed in writing any Legal Requirement that, if adopted or otherwise put into effect prior to Closing, (i) would reasonably be expected to have an adverse effect on the ability of OPF-US to comply with or perform any of its covenants or obligations under any of the Transaction Agreements to which it is a party, or (ii) would be reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

3.5No Brokers. No broker, finder or similar agent is entitled to any finder’s fee, brokerage fees or commission or similar payment from OPF-US or any of its Affiliates in connection with the Transactions.

3.6Solvency.

Assuming (i) the accuracy of the representations and warranties set forth in Section 2, (ii) the compliance by the ICU Medical Entities with their obligations under this Agreement and (iii) that, immediately prior to the Closing the Company is solvent, then immediately after the Closing, after giving effect to the transactions contemplated by this Agreement and the other Transaction Agreements, OPF-US and its subsidiaries on a consolidated basis will be solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements with the intent to hinder, delay or defraud either present or future creditors of OPF-US.

3.7Securities.

OPF-US is acquiring the Purchased Units solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. OPF-US acknowledges that the Purchased Units are not registered under the Securities Act, any applicable state securities Legal Requirements or any applicable foreign securities Legal Requirements, and that such Purchased Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities laws or pursuant to an applicable exemption therefrom. OPF-US has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Units and is capable of bearing the economic risks of such investment.

21.

3.8No Implied Representations. Except for the representations and warranties contained in this Section 3, or any certificates delivered by OPF-US pursuant to this Agreement, each of the ICU Medical Entities acknowledges that none of OPF-US or any of its Affiliates or any other Person on behalf of OPF-US has made to the ICU Medical Entities, and none of the ICU Medical Entities has relied upon, any representation or warranty, whether express or implied, at law or in equity, with respect to the Transactions or with respect to the accuracy or completeness of any other information provided or made available to the ICU Medical Entities by or on behalf of OPF-US or any of its Affiliates and OPF-US hereby disclaims any such other representations and warranties. Notwithstanding anything to the contrary herein, nothing herein shall limit the ICU Medical Entities’ ability to seek any recovery in the case of fraud.

4.COVENANTS OF THE PARTIES.

4.1Conduct of Business.

During the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with Section 7 (the “Pre-Closing Period”), the ICU Medical Entities, shall conduct, and shall cause the Company to conduct, except as expressly contemplated by this Agreement, or as consented to in writing by OPF-US (which consent will not be unreasonably withheld or delayed) the Business in the ordinary course of business, and substantially in accordance with past practice. Without limiting the generality of the foregoing, the ICU Medical Entities shall not, and shall cause the Company and each of their respective Affiliates not to, except (i) as set forth on Schedule 4.1, (ii) as specifically contemplated by this Agreement, (iii) as consented to in writing by OPF-US (which consent will not be unreasonably withheld or delayed, including with respect to the Contribution), or (iv) except to the extent unrelated to the Company, the Business or the Contributed Assets:

(a)extend, materially modify, terminate or renew any Transferred Contract with a value exceeding $1,000,000 in any twelve (12) month period, except for extensions, material modifications or renewals entered into in the ordinary course of business;

(b)amend the Original Operating Agreement, issue any equity interests in the Company to any Person or cause the Company to engage in any business or incur any Liability;

(c)sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any material Contributed Asset, or any interests therein, except (i) sales of Inventory in the ordinary course of business, (ii) in connection with any accounts receivable factoring program of ICU Medical carried out in the ordinary course of business, or (iii) such Encumbrances to the extent required pursuant to the provisions of the Credit Agreement;

(d)except as otherwise required by applicable Legal Requirements, take any action with respect to the grant of any bonus, severance or termination pay of any Business Employee with total compensation or annual salary as of the date of this Agreement in excess of $100,000, other than pursuant to written policies or agreements of ICU Medical or its Affiliates in effect on the date hereof, or with respect to any increase of benefits payable to such Business Employees under its written severance or termination pay policies or agreements in effect on the date hereof, or increase in any material respect the compensation or fringe benefits of any such
22.

Business Employee, or pay any benefit to any such Business Employee not required by any existing employee benefit plan, agreement or policy;

(e)(i) hire any additional employees or contractors who would constitute Business Employees, other than as set forth on Schedule 4.1(e), (ii) transfer any Business Employees to any Affiliate or division of ICU Medical except in accordance with the Contribution Agreement or (iii) make any change in the key management structure of the Business Employees, including, without limitation, the hiring of additional officers or management employees or the termination of existing officers or management employees other than pursuant to offers of employment made by ICU Medical or its Affiliates prior to the date hereof (which offers have been disclosed to OPF-US);

(f)fail to expend funds for capital projects or commitments previously approved and in accordance with customary practices;

(g)fail to maintain the Contributed Assets in the ordinary course of business in all material respects, or fail to replace consistent with ICU Medical’s past practices inoperable, worn-out or obsolete or destroyed Contributed Assets;

(h)make any material Tax election or settlement or compromise with Tax authorities affecting the Company, the Business, the Business Employees or the Contributed Assets;

(i)fail to use commercially reasonable efforts to maintain good relations with its current suppliers, vendors, customers, and other Persons having material business relationships with the Business;

(j)fail to keep in full force and effect all material insurance policies in effect as of the date of this Agreement covering the Contributed Assets; or

(k)enter into any agreement that would reasonably be expected to have a Material Adverse Effect.

Nothing contained in this Agreement shall give to OPF-US, directly or indirectly, the right to control or direct operations of ICU Medical prior to the Closing.

4.2Access to Information. During the Pre-Closing Period, ICU Medical and ICU Medical Sales shall, and shall cause their respective officers, directors, and employees to afford OPF-US and its Representatives, during normal business hours and upon reasonable notice to ICU Medical and ICU Medical Sales and in a manner that will not unreasonably disrupt the personnel of or unduly interfere with the operation of the Business, reasonable access at all reasonable times to the Contributed Assets for the purpose of inspecting the same, which access shall be at OPF-US’s sole expense, and to the officers and management-level employees of ICU Medical and ICU Medical Sales, and shall, as OPF-US may reasonably request, furnish OPF-US and its authorized representatives reasonably requested financial, operating, and other data and information to the extent related to the Business or the Contributed Assets, except to the extent that such access would violate any Legal Requirement to which ICU Medical, ICU Medical Sales, their respective employees or the Contributed Assets are subject. Notwithstanding
23.

anything to the contrary set forth in this Agreement neither ICU Medical nor its Affiliates shall be required to disclose to OPF-US, its Affiliates or Representatives any information if (i) doing so would, in the reasonable judgment of legal counsel to ICU Medical, constitute a waiver of the attorney-client or other privilege held by ICU Medical or its Affiliates, or (ii) ICU Medical or any of its Affiliates, on the one hand, and OPF-US and any of its Affiliates, on the other hand, are adverse parties in litigation and such information is reasonably pertinent to the claims or defenses of OPF-US or any of its Affiliates in connection therewith.

4.3Filings and Consents. Except as otherwise provided in Section 4.3(b) (which applies with respect to filings as required by the HSR Act), OPF-US and ICU Medical shall use commercially reasonable efforts to ensure that: (i) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; (ii) during the Pre-Closing Period, OPF-US and ICU Medical and their respective Representatives cooperate with one another, and prepare and make available such documents and take such other actions as the other may request in good faith, in connection with any filing, notice or Consent that the other is required to make, give or obtain. On or before the Closing, ICU Medical shall obtain (and provide OPF-US with reasonable evidence thereof) the release of any Encumbrance on any of the Contributed Assets or Licensed Intellectual Property (other than Permitted Encumbrances).

(b)Unless this Agreement shall have been validly terminated in accordance with Section 7, OPF-US and ICU Medical shall (i) within twenty (20) Business Days after the date hereof file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms relating to the Transactions as required by the HSR Act and (ii) promptly submit with the applicable Governmental Body any additional filings required pursuant to Antitrust Laws as may be mutually agreed between ICU Medical and OPF-US. Each of OPF-US and ICU Medical shall reasonably cooperate in such filings and promptly supply the other Party with any information which may be reasonably required in order to effectuate such filings. Each of OPF-US and ICU Medical shall use reasonable best efforts to cause the prompt expiration or termination of any applicable waiting periods under the HSR Act and other applicable Antitrust Laws, provided that (X) nothing herein shall require OPF-US or ICU Medical to propose, negotiate, agree to, accept the imposition of, commit to or effect, by agreement, consent decree, hold separate order or other order or otherwise, to sell, divest, hold separate, lease, license, transfer, dispose of, otherwise encumber, limit, restrict or impair or otherwise take any other action with respect to its ability to own or operate any assets, properties, businesses or product lines or its ability to own or operate any assets, properties, business or product lines (including of the Business), and (Y) if either OPF-US or ICU Medical receives a request for additional information or documentary material from any Governmental Body with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response. Each of OPF-US and ICU Medical will notify the other Party promptly upon the receipt of (i) any comments from any Governmental Body in connection with any filings made pursuant hereto or in connection with the Transactions and (ii) any request by any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirement with respect to the Transaction, including the requirements of the HSR Act; and (iii) any request for additional information or documentary material from any Governmental Body with respect to the Transactions, and if in writing, furnish the other party with copies of (or in the case of oral
24.

communications, advise the other party orally of) any material communications with or from any Governmental Body regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any such governmental filing, submission, or other document or communication with any such Governmental Body. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 4.3(c), the Party required to make such amendment or supplement will promptly inform the other Party of such occurrence and file with the applicable Governmental Body such amendment or supplement. Each of OPF-US and ICU Medical shall give one another prompt notice of the commencement or known threat of commencement of any Proceeding by or before any Governmental Body with respect to the proposed acquisition by OPF-US of the Purchased Units, keep one another informed as to the status of any such proceeding or threat, and in connection with any such proceeding, to the extent permitted by Legal Requirement, permit Representatives of the other Party to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such proceeding. Upon the terms and conditions set forth herein (including the third sentence of this Section 4.3(b)), each of OPF-US and ICU Medical shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable to obtain approval as required by any Governmental Body and expiration or termination of applicable waiting periods under the HSR Act. All filing fees incurred in connection with the filings contemplated by this Section 4.3(b) shall be paid and borne 100% by OPF-US, but each Party shall be responsible for any other fees or expenses (including legal costs) that it incurs in connection with such filings.

(c)Notwithstanding the foregoing, OPF-US and ICU Medical may, as each deems advisable and necessary, reasonably designate any competitively sensitive or business confidential material provided to the other under this Section 4.3 as “outside counsel/corporate in-house antitrust counsel only” or “outside counsel” only. Such materials and the information contained therein shall be given only to the outside legal counsel or outside legal counsel and corporate inhouse antitrust counsel of the recipient and will not be disclosed by such outside counsel and corporate in-house antitrust counsel to employees (other than corporate in-house antitrust counsel), officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (OPF-US and ICU Medical, as the case may be) or its legal counsel. Materials provided pursuant to this Section 4.3 may be redacted (i) to remove personally sensitive information, (ii) to remove references concerning the valuation of the Business or any other business of ICU Medical or the process in which ICU Medical has engaged in connection with a sale of the Business, (iii) as necessary to comply with contractual obligations, (iv) as necessary to comply with applicable Legal Requirements, (v) to remove business confidential information unrelated to the Transaction, and (vi) as necessary to avoid waiver of privilege. Notwithstanding anything to the contrary in this Agreement, OPF-US shall have the right, following good faith consultation and consideration of the views of ICU Medical, to direct the strategy for obtaining any necessary approval in connection with the filings contemplated by this Section 4.3(b).

25.

4.4No Solicitation. During the period (the “No-Solicitation Period”) commencing as of the date of this Agreement and ending on the earlier to occur of (a) the termination of this Agreement and (b) the Closing, ICU Medical shall not and shall cause ICU Medical’s respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than ICU Medical and its Representatives, concerning any sale, lease, or license of all or any substantial portion of the Business or the Contributed Assets, or (ii) provide any nonpublic information regarding the Contributed Assets or the Business to any Person in response to any proposal described in clause (i) above. ICU Medical shall promptly notify OPF-US of the material terms of any inquiry, proposal, or offer received by ICU Medical during the No-Solicitation Period from any Person (other than the Company or ICU Medical) solely related to the acquisition, lease, license or transfer of all or a material portion of the Contributed Assets or the Business including, without limitation, the identity of the prospective purchaser or soliciting party, except to the extent that any such notification would violate any existing agreement of ICU Medical.

4.5Notification. During the Pre-Closing Period, each of OPF-US and ICU Medical shall promptly notify one another in writing of: (i) the discovery by it of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by it in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by it in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of it; and (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6, as applicable, impossible or unlikely.

4.6Publicity. Each Party shall ensure that, during the Pre-Closing Period: (i) neither it nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature to any other Person (other than a Representative of the Party making such disclosure) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that such Party is required by any Legal Requirement to make any such disclosure (it being understood that OPF-US and ICU Medical shall (A) issue a joint press release following the execution hereof which shall have been approved by each of OPF-US and ICU Medical and (B) file one or more reports on Form 8-K with the Securities Exchange Commission or such other reports as may be required by a Governmental Body); and (ii) if it is required by any Legal Requirement to make any such disclosure, it shall advise the other Parties, at least five (5) Business Days before making such disclosure, of the nature and content of the proposed disclosure and consider in good faith comments from such other Parties concerning such proposed disclosure.

4.7Reasonable Best Efforts. Promptly following the date hereof and continuing through the Pre‑Closing Period, each Party shall use its reasonable best efforts to cause the conditions set forth in Sections 5 and 6 to be satisfied on a timely basis. Each Party shall also negotiate in good faith and use its reasonable best efforts to negotiate and agree upon (a) final
26.

forms of the Commercial Agreements, the Services Agreement, and the License Agreement, in each case incorporating the principles set forth in Exhibit E, Exhibit F and Exhibit G, respectively and (b) any agreements necessary to operate the Business as operated in the ordinary course prior to Closing, including (i) a commercial agreement to ensure that the benefits relating to the Canadian Business shall have the effect of transferring as of Closing, (ii) a supply agreement pursuant to which ICU Medical shall provide supply of plastic components out of Costa Rica, (iii) a contract manufacturing agreement pursuant to which ICU Medical shall provide the Rio product to the Company, and (iv) a supply agreement pursuant to which ICU Medical shall provide supply of empty bags to the Company to support inventory shipments. Notwithstanding the foregoing, neither ICU Medical nor any of its Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any Consent, except (x) to the extent such payment is expressly required in connection with obtaining any such Consent pursuant to the Contract with such third party or (y) with respect to filing, recordation or similar fees payable to any Governmental Body for which ICU Medical is responsible pursuant to the terms of this Agreement.

4.8Tax Matters.

(a)The Parties acknowledge that the transactions effected pursuant to the Contribution Agreement and this Agreement are intended to be treated as follows for U.S. federal income Tax purposes and any relevant state or local income Tax purposes:

(i)The contribution of the Contributed Assets by ICU Medical and ICU Medical Sales to the Company in exchange for Units under the Contribution Agreement shall be treated as contributions of property to a partnership in exchange for interests in a partnership that is governed by Section 721 of the Code; and

(ii)The purchase and sale of the Purchased Units under this Agreement shall be treated as the purchase by OPF-US of an interest in a partnership from the ICU Medical Entities that is governed by Sections 741, 743(b), and 751 of the Code (except with respect to any portion of any Milestone Payment representing imputed interest under Sections 483 or 1274 of the Code).

The Parties, as applicable, shall, for all Tax purposes, report (and cause their respective Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with the intended Tax treatment described in this Section 4.8(a), and not (and cause their respective Affiliates to not) take any position inconsistent therewith, except as otherwise required pursuant to a final “determination” as defined in Section 1313(a) of the Code (or any corresponding or similar provision of applicable Legal Requirement) or in connection with a good-faith resolution of an audit or another proceeding by a Governmental Body related to Taxes. From the Closing through the later of (A) six (6) months after the Closing Date and (B) January 1, 2026, the ICU Medical Entities shall ensure that each remains a separate corporation for U.S. federal income tax purposes and holds at least 1% of the Units in the Company.

(b)The Company shall make an election pursuant to Section 754 of the Code for its taxable year that includes the Closing Date. For U.S. federal (and applicable state and local) income Tax purposes, the parties agree that the Purchase Price (together with any adjustments thereto and any assumed liabilities, costs, payments and any other amounts properly
27.

characterized as consideration for Tax purposes, but excluding imputed interest) shall be allocable among the assets of the Company and the covenants described in Section 9.1 in accordance with Sections 743(b), 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Within thirty (30) days after the final determination of the Final Closing Payment under Section 1.3, OPF-US will deliver to ICU Medical a proposed Allocation (excluding, for the avoidance of doubt, any Milestone Payment). ICU Medical shall notify OPF-US in writing of any objections to the proposed Allocation within thirty (30) days after ICU Medical receives such proposed Allocation. If ICU Medical does not notify OPF-US of any objections to the proposed Allocation within that thirty (30)-day period, the proposed Allocation shall be construed as final. If ICU Medical notifies OPF-US of an objection to any item in the Allocation by the end of the thirty (30)-day period, OPF-US and ICU Medical shall attempt in good faith to resolve the item in dispute. The Parties agree that, for all Tax purposes if and to the extent the Parties agree on the Allocation, the transactions contemplated in this Agreement will be reported in a manner that is consistent with such final Allocation, and none of them (nor any of their respective Affiliates) will take any position inconsistent therewith on any Tax Return or otherwise unless otherwise required by Legal Requirement.

(c)Within ninety (90) days after the Closing, ICU Medical shall deliver to the Company: (i) a complete and correct list of the income tax basis of each item of tangible and intangible property included in the Contributed Assets, (ii) the year of acquisition of each such item of tangible or intangible property, (iii) the depreciable life of each such item of tangible or intangible property, and (iv) the amount and method of depreciation with respect to each such item of tangible or intangible property.

(d)The Parties agree to retain, and to cause the Company to retain, all records relating to the Taxes of the Business or the Contributed Assets for all taxable periods ending on or prior to the Closing Date or which include the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations (including any extensions thereof) for the taxable period or periods to which such records relate. Consistent with Section 9 of this Agreement, OPF-US and ICU Medical agree to provide each other, and to cause the Company to provide to OPF-US and ICU Medical, such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment that relates to the Business or the Contributed Assets, whether in connection with an audit or otherwise.

(e)On or prior to the Closing Date, ICU Medical shall deliver to OPF-US a properly completed and duly executed IRS Form W-9. On or prior to the date of the Contribution Agreement, each of ICU Medical and ICU Medical Sales shall have delivered to the Company a properly completed and duly executed IRS Form W-9.

(f)Within thirty (30) days after the filing of all Tax Returns (excluding any Flowthrough Tax Return) required to be filed by the Company for any Pre-Closing Tax Periods (including, for the avoidance of any doubt, any Straddle Tax Periods), OPF-US shall prepare and deliver to ICU Medical written notice containing OPF-US’s calculation of the excess of (i) the aggregate amount of the Pre-Closing Taxes shown as due on such Tax Returns (excluding any Flowthrough Tax Return) over (ii) the amount of Pre-Closing Taxes taken into account in calculating the Estimated Closing Payment (such calculation, the “Tax Adjustment Calculation”
28.

and such amount, the “Tax Adjustment Amount”). The provisions set forth in Sections 1.3(c)-(e) shall apply mutatis mutandis to the Tax Adjustment Calculation. If the Tax Adjustment Amount as finally determined pursuant to this Section 4.8(f) is positive, then within five (5) Business Days after the determination of the final Tax Adjustment Amount, ICU Medical shall pay such amount to OPF-US by wire transfer of immediately available funds to a bank account designated by OPF-US. If the Tax Adjustment Amount as finally determined pursuant to this Section 4.8(f) is negative, then within five (5) Business Days after the determination of the final Tax Adjustment Amount, OPF-US shall pay such amount to ICU Medical by wire transfer of immediately available funds to a bank account designated by ICU Medical. To the extent that a Tax asset of the Company as of the Closing Date is not taken into account in the definition of Indebtedness or Net Current Assets to offset a Tax Liability, and the Company is (i) able to utilize such Tax asset to offset Taxes in a taxable period after the Closing Date or (ii) the Company receives a Tax refund with respect to such Tax asset, the Company shall promptly pay 60% of such amounts to ICU Medical within fifteen (15) days of utilizing such Tax asset or receiving such Tax refund.

29.

4.9Update of Schedules. The Parties acknowledge and agree that, no later than five (5) days prior to the Closing Date, ICU Medical may update or supplement the Disclosure Schedule for the purpose of reflecting (a) any Findings, (b) events or occurrences occurring after the date hereof by providing to OPF-US an updated or supplemented Disclosure Schedule or (c) if applicable, additional detail regarding the Contributed Assets or Assumed Liabilities that will be transferred to the Company under the Contribution Agreement (in each case, which shall be marked to show changes against the original Disclosure Schedule). Such updated parts of the Disclosure Schedule shall, solely for the purpose of Section 6.1 hereof (and not for the purpose of Section 8 hereof), be deemed to have amended the relevant parts of the Disclosure Schedule unless the events or occurrences reflected in such updated or supplemented parts of the Disclosure Schedule have or would reasonably be expected to have a Material Adverse Effect.

4.10Certain Other Matters. The Parties agree to those covenants set forth on Schedule 4.10.

4.11Company Credit Facility at Closing. OPF-US shall use commercially reasonable efforts to cause the Company to obtain, at or prior to Closing, a credit facility from a reputable financial institution in the amount of not less than $40,000,000, to be used to finance any potential working capital needs of the Company arising as of and from the Closing. If the Company is unable to obtain such a credit facility as of the Closing, OPF-US shall provide a short-term loan to the Company in the amount of $40,000,000 (a “Bridge Loan”), to be used to finance working capital needs of the Company for such reasonable period of time as may be necessary such that customary diligence and credit procedures are able to be performed by a reputable financial institution in connection with the provision of a customary commercial credit facility. The Bridge Loan will bear interest, and contain such other terms and conditions, as is customary for arms-length financing arrangements and as reasonably agreed upon by ICU Medical and OPF-US.

4.12Establishment of Transferee Plans; Employment of Certain Employee. ICU Medical shall use commercially reasonable efforts to assist the Company in establishing the Transferee Plans (as defined in the Contribution Agreement) prior to Closing. At the Closing, OPF-US shall use commercially reasonable efforts to employ the employee set forth on Schedule 4.12, and OPF-US acknowledges and agrees that, with respect to the employment of such employee, the provisions set forth in Section 3.2 of the Contribution Agreement shall apply to OPF-US, mutatis mutandis, to the same extent as such provisions apply to the “Transferee” party thereto; provided, however, that the last sentence of Section 3.2 of the Contribution Agreement shall not be applicable to this Section 4.12. Section 3.6 of the Contribution Agreement shall apply to the employee, mutatis mutandis, to the same extent as such provisions apply to the Business Employees thereto.

5.CONDITIONS PRECEDENT TO ICU MEDICAL’S OBLIGATION TO CLOSE.

ICU Medical’s obligation to take the actions required to be taken by ICU Medical and ICU Medical Sales at the Closing is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived by ICU Medical, in whole or in part, in writing):

30.

5.1Accuracy of Representations. All of the representations and warranties made by OPF-US in this Agreement shall be accurate in all material respects, without giving effect to any materiality or similar qualifications set forth therein, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties specifically speak as of an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date).

5.2Performance of Obligations.

(a)Each of the Commercial Agreements, the Services Agreement and the License Agreement shall incorporate the agreed principles set forth in Exhibit E, Exhibit F and Exhibit G, respectively, and be in the forms as agreed by OPF-US and ICU Medical;

(b)Each of the Transaction Agreements shall have been executed by each of the parties thereto (other than ICU Medical) and delivered to ICU Medical;

(c)All of the covenants and obligations that OPF-US is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations shall have been duly complied with and performed in all material respects; and

(d)The Company shall have obtained a Bridge Loan or shall have obtained a credit facility from a reputable financial institution in the amount of not less than $40,000,000, to be used to finance any potential working capital needs of the Company arising as of and from the Closing.

5.3Governmental Proceedings. (i) No Governmental Body shall have commenced any lawsuit seeking to prevent, delay or make illegal any of the Transactions and (ii) any waiting period applicable to the consummation of the Transactions under the HSR Act or other applicable Antitrust Laws shall have expired or been terminated and any other required consents, approvals, clearances or waivers under applicable Antitrust Laws shall have been obtained.

5.4Certificates.

OPF-US shall have furnished ICU Medical with such certificates of its duly authorized officers to evidence compliance with the conditions set forth in Sections 5.1 and 5.2(c).

5.5Receipt of Closing Payment. ICU Medical shall have received the Estimated Closing Payment pursuant to Section 1.2(b)(i).

6.CONDITIONS PRECEDENT TO OPF-US’ OBLIGATION TO CLOSE.

OPF-US’ obligation to pay the Estimated Closing Payment and OPF-US’ obligation to take the other actions required to be taken by OPF-US at the Closing is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived by OPF-US, in whole or in part, in writing):

31.

6.1Accuracy of Representations. Subject to, and as modified by the update or supplement to the Disclosure Schedule contemplated by Section 4.9, (i) the Fundamental Representations (excluding Section 2.15 (Taxes)) shall be accurate in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties specifically speak as of an earlier date, in which case such representations and warranties shall be accurate in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 2.15 (Taxes) shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties specifically speak as of an earlier date, in which case such representations and warranties shall be accurate in all respects as of such earlier date), and (iii) all of the other representations and warranties made by the ICU Medical Entities in this Agreement shall be accurate in all respects, without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth therein, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties specifically speak as of an earlier date, in which case such representations and warranties shall be accurate in all respects as of such earlier date), except for such failures to be accurate as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.2Performance of Obligations.

(a)Each of the Commercial Agreements, the Services Agreement and the License Agreement shall incorporate the agreed principles set forth in Exhibit E, Exhibit F and Exhibit G, respectively, and be in the forms as agreed by OPF-US and ICU Medical.

(b)Each of the Closing Agreements shall have been executed by each of the parties thereto (other than OPF-US) and delivered to OPF-US and the Company;

(c)Any liens with respect to the Deed of Trust shall have been released and satisfied by ICU Medical, at ICU Medical’s sole cost and expense, and a release and/or satisfaction shall have been recorded among the land records of Travis County, Texas; and

(d)All of the covenants and obligations that ICU Medical is required to comply with or to perform at or prior to the Closing under this Agreement (including, for clarity, pursuant to the last sentence of Section 4.3(a)) shall have been duly complied with and performed in all material respects.

6.3Governmental Proceedings. (i) No Governmental Body shall have commenced any lawsuit seeking to prevent, delay or make illegal any of the Transactions and (ii) any waiting period applicable to the consummation of the Transactions under the HSR Act or other applicable Antitrust Laws shall have expired or been terminated and any other required consents, approvals, clearances or waivers under applicable Antitrust Laws shall have been obtained.

6.4Material Adverse Effect. There shall not have occurred (and be continuing) any event, condition, or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect.

32.

6.5Certificates. ICU Medical shall have furnished OPF-US with such certificates of its duly authorized officers to evidence compliance with the conditions set forth in Sections 6.1 and 6.2(c).

6.6Formation and Contribution.

The Formation shall have been completed and the Contribution shall have been consummated.

7.TERMINATION.

7.1Termination Events. This Agreement may be terminated prior to the Closing:

(a)by OPF-US or ICU Medical if (i) the Closing has not taken place on or before July 1, 2025 (provided that neither Party may terminate this Agreement if it has breached in any material respect its obligations under this Agreement in any manner that proximately contributed to the failure of Closing to take place before such date) or (ii) any order shall become final and non-appealable, or any Law shall be enacted, issued or promulgated, in either case, permanently enjoining or otherwise prohibiting the Closing (provided that neither Party may terminate this Agreement if it has breached in any material respect its obligations under this Agreement in any manner that proximately contributed to such order becoming final and non-appealable or such Applicable Law being enacted, issued or promulgated);

(b)by the mutual written consent of OPF-US and ICU Medical;

(c)by OPF-US if there is a material breach of any representation or warranty set forth in Section 2 hereof or a material breach by ICU Medical of any covenant or agreement to be complied with or performed by ICU Medical pursuant to the terms of this Agreement, provided that OPF-US may not terminate this Agreement for such breach unless ICU Medical has failed to cure such breach within thirty (30) days of receiving notice of such breach; provided that OPF-US is not in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner that would render any condition forth in Section 5.1 or Section 5.2 not to be satisfied; or

(d)by ICU Medical if there is a material breach of any representation or warranty set forth in Section 3 hereof or a material breach by OPF-US of any covenant or agreement to be complied with or performed by OPF-US pursuant to the terms of this Agreement, provided that ICU Medical may not terminate this Agreement for such breach unless OPF-US has failed to cure such breach within thirty (30) days of receiving notice of such breach; provided that ICU Medical is not in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner that would render any condition forth in Section 6.1 or Section 6.2 not to be satisfied.

33.

7.2Termination Procedures.

If a Party wishes to terminate this Agreement pursuant to Section 7.1, such Party shall deliver to the other Parties a written notice in accordance with Section 10.5 stating that it is terminating this Agreement and setting forth a reasonably detailed description of the basis on which it is terminating this Agreement.

7.3Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement shall terminate and become void and have no effect, without any Liability on the part of any party hereto or their respective Representatives or Affiliates, and the Transactions shall be abandoned without further action by the Parties hereto, provided, however, that: (a) the Parties shall, in all events, remain bound by and continue to be subject to this Section 7 and the provisions set forth in Section 10, (b) the Parties shall, in all events, remain bound by and continue to be subject to Section 4.6 (Publicity), and (c) no Party shall be relieved or released from any Liabilities arising out of any willful or intentional breach of its obligations under this Agreement or fraud, in any case, occurring before the effective date of any termination of this Agreement (but in no event shall any Party be liable for punitive damages hereunder or with respect thereto).

8.INDEMNIFICATION, ETC.

8.1Survival of Representations, Warranties and Covenants; Procedure for Indemnification. The representations and warranties made by the ICU Medical Entities in Section 2 and by OPF-US in Section 3 shall survive the Closing until twenty-four (24) months following the Closing Date; provided that the representations and warranties made the ICU Medical Entities in (i) Section 2.1 (Due Organization; Authority; Binding Nature of Agreements; Units), Section 2.11(a) (Non-Contravention; Consents) (clauses (i) and (iii) only) and Section 2.16 (No Brokers) shall survive the Closing until six (6) years after the Closing Date and (ii) Section 2.15 (Taxes) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (collectively, the representations and warranties in clauses (i) and (ii), the “Fundamental Representations”). The covenants and agreements contained in this Agreement will survive until performed in accordance with their terms, but no right to indemnification pursuant to Section 8 in respect of any indemnification claim based upon any breach of a covenant or agreement shall be affected by the expiration of such covenant or agreement. If a Claim Notice (as defined below) is given to the appropriate party on or prior to the expiration of the applicable survival period, then, notwithstanding anything to the contrary contained in this Section 8.1, such survival period shall not expire, but rather shall remain in full force and effect until such time as such indemnification claims has been fully and finally resolved.

(b)An Indemnitee shall give written notice (a “Claim Notice”) to the indemnifying party of any indemnification claim made by or on behalf of any Indemnitee, reasonably promptly, but in any event, if such indemnification claim relates to the assertion against an Indemnitee of any third party claim, within fifteen (15) days after receipt by such Indemnitee of written notice of a Proceeding relating to such third party claim, except that the failure to so notify the indemnifying party within such time period shall not relieve the
34.

indemnifying party of any obligation or liability to the Indemnitee, except to the extent that the indemnifying party demonstrates that its ability to resolve such indemnification claim is materially and adversely affected thereby. The Claim Notice will specify in reasonable detail (based on the information then-possessed by the Indemnitee) the nature of the indemnification claim and the amount of Damages associated therewith, if known, and otherwise a reasonable estimate of the amount of the anticipated Damages associated therewith, if capable of being estimated.

(c)Unless the indemnifying party contests the indemnification claim in writing delivered to the Indemnitee within thirty (30) days after receipt of a Claim Notice and describing in reasonable detail the basis for contesting the indemnification claim, the Indemnitee shall, subject to the other terms of Section 8, be paid the amount of Damages related to such indemnification claim or the uncontested portion thereof. If the indemnifying party has delivered a timely written notice disputing an indemnification claim, then the Indemnitee and the indemnifying party shall attempt in good faith for a thirty (30)-day period following the Indemnitee’s receipt of such written notice to resolve such disputed indemnification claim. Any disputed indemnification claim shall be resolved either (i) in a written agreement signed by the indemnifying party and the Indemnitee or (ii) in accordance with Section 10.16.

(d)If uncontested, or once resolved either by agreement or in accordance with Section 10.16, the amount of Damages (subject to the limitations set forth in Section 8.2(b) or Section 8.3(b), as applicable) related to any indemnification claim shall be paid to the applicable Indemnitee within ten (10) Business Days after written demand for payment from the Indemnitee, in the manner contemplated herein.

8.2Indemnification by ICU Medical.

(a)If the Closing occurs, ICU Medical shall hold harmless and indemnify the Company Indemnitees and the OPF-US Indemnitees from and against, and shall compensate and reimburse the Company Indemnitees and the OPF-US Indemnitees for, any Damages that are suffered or incurred by the Company Indemnitees or the ICU Medical Indemnitees (regardless of whether or not such Damages relate to any third‑party claim) that arise from:

(i)any breach of any of the representations or warranties made by the ICU Medical Entities in Section 2 of this Agreement or the failure of any such representations or warranties to be true and correct as of the Closing Date;

(ii)any breach of or noncompliance with any covenant or obligation of the ICU Medical Entities contained in this Agreement or of any breach or noncompliance by the Company of any covenant or obligation of the Company contained in the Contribution Agreement, in each case, to the extent occurring prior to the Closing Date; or

(iii)any Excluded Liabilities.

(b)ICU Medical shall not be required to make any indemnification payment pursuant to clause (i) of Section 8.2(a) (other than with respect to Fundamental Representations) (i) for any individual claim for Damages not exceeding $50,000 and (ii) until such time as the total amount of all Damages (including the Damages arising from such breach and all other
35.

Damages arising from any other breaches of any representations or warranties) that have been suffered or incurred by the Company Indemnitees and the OPF-US Indemnitees exceeds $3,000,000, in which case the Company Indemnitees and the OPF-US Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for that portion of such Damages that exceed $3,000,000. The total amount of Damages which ICU Medical shall be obligated to pay to the Company Indemnitees or ICU Medical Indemnitees pursuant to clause (i) of Section 8.2(a) of this Agreement (other than with respect to Fundamental Representations) shall not exceed $24,000,000 in the aggregate, and the total amount of Damages which ICU Medical shall be obligated to pay to the Company Indemnitees or ICU Medical Indemnitees with respect to Fundamental Representations pursuant to clause (i) of Section 8.2(a) of this Agreement shall not exceed $300,000,000; provided, however, that the foregoing limitations shall in no way limit the Damages that any OPF-US Indemnitee or any Company Indemnitee may recover in respect of Sections 8.2(a)(ii) or Section 8.2(a)(iii), or in the event of fraud.

(c)For purposes of determining the failure of any representation or warranty to be true and correct and calculating the amount of Damages hereunder, any qualifications in the representations and warranties herein as to materiality, Material Adverse Effect or words of similar import (other than the reference to Material Adverse Effect in Section 2.7) shall be disregarded.

8.3Indemnification by OPF-US.

(a)From and after the date of this Agreement, OPF-US shall hold harmless and indemnify the ICU Medical Indemnitees from and against, and shall compensate and reimburse the ICU Medical Indemnitees for, any Damages that are suffered or incurred, directly or indirectly, by the ICU Medical Indemnitees (regardless of whether or not such Damages relate to any third‑party claim) that arise from:

(i)any breach of any of the representations or warranties made by OPF-US in Section 3 of this Agreement or the failure of any such representations or warranties to be true and correct as of the Closing Date; or

(ii)any breach of any covenant or obligation of OPF-US contained in this Agreement.

(b)OPF-US shall not be required to make any indemnification payment pursuant to clause (i) of Section 8.3(a) until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of any representations or warranties) that have been suffered or incurred by the ICU Medical Indemnitees exceeds $3,000,000, in which case the ICU Medical Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for that portion of such Damages that exceed $3,000,000. The total amount of Damages which OPF-US shall be obligated to pay to the ICU Medical Indemnitees pursuant to clause (i) of Section 8.3(a) shall not exceed $24,000,000 in the aggregate; provided, however, that the foregoing limitations shall in no way limit the Damages that any ICU Medical Indemnitee may recover for a breach of the representation in Section 3.1, in respect of Section 8.3(a)(ii) or in the event of fraud.

8.4Setoff. The Parties agree that any payments required to be made by any Party
36.

pursuant to this Section 8 shall be made without any withholding, deduction or set-off, and each Party agrees not to assert a right of set-off at common law or otherwise. All amounts paid with respect to indemnity claims under this Agreement shall be treated by the Parties for all Tax purposes as purchase price adjustments to the extent permitted by applicable Legal Requirements.

8.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person (other than any Party hereto) of any claim or Proceeding (whether against OPF-US, ICU Medical or the Company, or against any other Indemnitee or against any other Person) with respect to which any Party may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 8, the indemnifying party shall have the right, at its election, to either (i) assume the defense of such claim, or (ii) designate the Indemnitee to assume the defense of such claim or Proceeding at the sole expense of the indemnifying party; provided, that the indemnifying party shall not have the right to control the defense of such claim if (A) the Indemnitee reasonably believes an adverse determination with respect to the claim or Proceeding would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects, (B) the claim seeks an injunction or equitable relief against the Indemnitee, (C) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the indemnifying party and the Indemnitee, (D) the indemnifying party has failed or is failing to diligently prosecute or defend such claim, or (E) the Indemnitee reasonably believes that the losses relating to such claim would exceed the maximum amount that the Indemnitee could then be entitled to recover under the applicable provisions of this Section 8. If the indemnifying party so elects to designate the Indemnitee to assume the defense of any such claim or Proceeding, or if the Indemnitee assumes such defense in accordance with this Section 8.5:

(a)the Indemnitee shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to the indemnifying party;

(b)the indemnifying party shall make available to the Indemnitee any non-privileged documents and materials in the possession or control of the indemnifying party that may be necessary to the defense of such claim or Proceeding;

(c)the Indemnitee shall keep the indemnifying party reasonably informed of all material developments and events relating to such claim or Proceeding;

(d)the indemnifying party (at its own expense) shall have the right to participate in the defense of such claim or Proceeding;

(e)the Indemnitee shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the indemnifying party (which shall not be unreasonably withheld, conditioned or delayed); provided, that such consent will not be considered to have been unreasonably withheld if the settlement, adjustment or compromise does not provide for a full release of the indemnifying party from any further claims with respect to the matter at issue;

37.

(f)the indemnifying party may, subject to this Section 8.5, at any time (notwithstanding the prior designation of the Indemnitee to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding at its own expense;

(g)all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the indemnifying party.

If the indemnifying party elects to assume the defense of such claim or Proceeding:

(i)all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the indemnifying party;

(ii)the Indemnitee shall make available to the indemnifying party any documents and materials in the possession or control of the Indemnitee that may be necessary to the defense of such claim or Proceeding;

(iii)the indemnifying party shall keep the Indemnitee reasonably informed of all material developments and events relating to such claim or Proceeding; and

(iv)the indemnifying party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed); provided, that such consent will not be considered to have been unreasonably withheld if the settlement, adjustment or compromise does not provide for a full release of the Indemnitee from any further claims with respect to the matter at issue.

8.6Sole and Exclusive Remedy. Other than in the event of fraud, (i) the indemnification rights set forth in this Section 8 shall be the sole and exclusive remedy of any Party following the Closing with respect to any claim directly or indirectly (whether in tort, at law or in equity) for Damages arising out of or resulting from this Agreement, and (ii) the dispute resolution procedures in Section 10.16 shall be the sole method by which to resolve any such claim; provided, that nothing contained herein shall prevent a Party from pursuing remedies against third parties or remedies as may be available to such Party for injunctive or other equitable relief pursuant to Section 10.9.

8.7Exercise of Remedies by Indemnitees other than Parties to this Agreement. No Indemnitee (other than the Parties or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the applicable Party entitled to indemnification (or any successor thereto or assign thereof) shall have consented in writing to the assertion of such indemnification claim or the exercise of such other remedy.

8.8Calculation of Damages.

The Parties acknowledge and agree that in the event any payment is required to be made by a Party pursuant to this Section 8 in respect of any Damages, to the extent the indemnifiable Damage is suffered by any Company Indemnitee (and not by an OPF Indemnitee) pursuant to Section 8.2, ICU Medical shall pay or cause to be paid 100% of the amount of such Damage to
38.

such Company Indemnitee or, at the election of OPF-US, ICU Medical shall pay or cause to be paid 60% of the amount of such Damage to an OPF Indemnitee; provided, that in no event shall ICU Medical or any of its Affiliates be required to pay any amount in excess of 100% of the amount of Damages suffered by such Company Indemnitee.

8.9Mitigation of Damages.

Any Indemnitee hereunder shall use commercially reasonable efforts to avoid or mitigate any Damages which in the absence of mitigation would reasonably be expected to give rise to a Liability in respect of any indemnification claim under this Agreement upon becoming aware of any event or circumstances that give rise to such indemnification claim; provided that no such Indemnitee shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract or Legal Requirement binding on such Indemnitee.

9.POST CLOSING COVENANTS.

9.1Deferred Contribution.

(a)The Deferred Contribution will take place at the end of the month in which the Company has met all regulatory conditions and requirements under all Legal Requirements applicable to the operation of the Business in Canada (the “Canadian Regulatory Requirements”) to the reasonable satisfaction of each of ICU Medical and OPF-US, which the Parties anticipate will be within eighteen (18) months following the Closing Date.

(b)During the period between the Closing Date and the Deferred Contribution Date (the “Interim Period”), the Parties will work together in good faith and will use their respective commercially reasonable efforts to cause the Company to satisfy the Canadian Regulatory Requirements as soon as practicable after the Closing Date. All costs associated with satisfying the Canadian Regulatory Requirements shall be borne by the Company.

(c)During the Interim Period, ICU Medical shall continue to operate the Business in Canada on behalf of the Company in the ordinary course consistent with past practice and provide the Company with the net economic benefit of such operations, such that the Company receives the same net economic benefit as if the Deferred Contribution had been completed concurrently with the Contribution. Prior to Closing, the parties will work together reasonably and in good faith to mutually agree on how such net economic benefit will be calculated and determined.. For the avoidance of doubt, none of the actions taken by either ICU Medical or ICU Medical pursuant to this Section 9.1(c) shall be deemed a breach of their respective obligations under Section 31 of the Restated Operating Agreement.

(d)On the Deferred Contribution Date, ICU Medical and ICU Medical Sales shall enter into a Contribution Agreement in a form substantially similar to Exhibit C and to the reasonable satisfaction of the Parties to affect the contribution of the Canadian Business Assets to the Company; provided, however, that neither ICU Medical nor ICU Medical Sales shall receive any additional Units (as defined in the Restated Operating Agreement) in connection with such contribution.

10.MISCELLANEOUS PROVISIONS.
39.

10.1Publicity. Without limiting the generality of anything contained in Section 4.7, each Party shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of such Party without the other Party’s prior written consent; (b) such Party shall continue to keep the terms of this Agreement and the other Transaction Agreements strictly confidential; and (c) such Party shall keep strictly confidential, and shall not use or disclose to any other Person (other than a Representative or investor of the disclosing party), any non‑public document or other non-public information that relates directly or indirectly to the business of the Company. Notwithstanding the provisions of Section 4.7 or this Section 10.1, any Party shall be permitted to disclose the terms of the Agreement in order to comply with applicable Legal Requirements (such as disclosure to the United States Securities and Exchange Commission or to their foreign equivalents), or to comply with an Order, provided that the other Parties receive prior written notice of such disclosure and that the disclosing party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

10.2Further Assurances. Each Party shall execute and/or cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

10.3Fees and Expenses.

Each Party shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such Party in connection with: (i) the negotiation, preparation and review of any agreement principles or similar document relating to any of the Transactions; (ii) the investigation and review conducted by such Party and its Representatives with respect to any of the Transactions; (iii) the negotiation, preparation and review of this Agreement, the other Transaction Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with any of the Transactions; (iv) except as expressly allocated to a Party, the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

10.4Attorneys’ Fees. If any Proceeding relating to any of the Transaction Agreements or the enforcement of any provision of any of the Transaction Agreements is brought against any Party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by email) to the address or email address set forth beneath the name of such
40.

Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties):

if to OPF-US:
Otsuka Pharmaceutical Factory America, Inc.
10N. Martingale Road, Suite 400
Schaumburg, Illinois 60173
Attention: Takagi Shuichi
Email: takagish@otsuka.jp

with a copy to:
Otsuka Pharmaceutical Factory, Inc.
115 Kuguhara, Tateiwa, Muya-cho, Naruto
Tokushima 772-8601, Japan
Attention: Takagi Shuichi
Email: takagish@otsuka.jp

with a copy to:
Cooley LLP
10265 Science Center Dr.
San Diego, CA 92121
Attn: Steven M. Przesmicki and Jennifer Raab
Email: przes@cooley.com; jraab@cooley.com

if to ICU Medical or ICU Medical Sales:

ICU Medical, Inc.
951 Calle Amanecer
San Clemente, CA 92673
Attn: General Counsel
Email: notice@icumed.com

with a copy to:
Baker & McKenzie LLP
300 East Randolph Street, Suite 5000
Chicago, Illinois 60601
Attention: David J. Malliband, Kathryn R. Strong
Email: david.malliband@bakermckenzie.com;
kathryn.strong@bakermckenzie.com

10.6Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

41.

10.8Successors and Assigns; Parties in Interest.

(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)No Party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties; except that any Party may, without such consent, assign all such rights to any Person who acquires, directly or indirectly, all or substantially all of the assets or securities of such Party.

(c)None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their respective successors and permitted assigns, except that the Company is an express third party beneficiary of this Agreement.

10.9Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that: (a) in the event of any breach or threatened breach by any Party of any covenant, obligation, or other provision of this Agreement applicable to such Party, the other Parties shall be entitled (in addition to any other remedy that may be available) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither such other Parties nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

10.10Waiver.

(a)No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.11Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Parties.

42.

10.12Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Legal Requirement.

10.13Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.14Entire Agreement. This Agreement and the other Transaction Agreements, together with all exhibits and schedules hereto and thereto, supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

10.15Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)All monetary amounts referenced herein are denominated in United States Dollars.

(d)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

10.16Dispute Resolution; Arbitration.

(a)The Parties will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement arising out of or relating to or in connection with this Agreement or the breach, termination or validity hereof (each a “Dispute”) between the Parties or any of their respective Affiliates under or related to this Agreement, any of the other Transaction Agreements (other than the Restated Agreement) or any of the Transactions.

43.

(b)Upon the written request (a “Request”) of any Party, the relevant Parties shall commence good faith negotiations with the goal of resolving the Dispute on a mutually satisfactory basis. If the Dispute has not been resolved to the satisfaction of all relevant Parties within 15 days after the date on which the Request is delivered, the Dispute shall immediately be referred to senior officers of each relevant Party. The senior officers of each Party (e.g., chief executive officer and/or chief financial officer or senior or executive vice president) shall meet promptly, and in no case later than 30 days after the date on which the Request is delivered, with a mutually selected mediator and attempt in good faith to negotiate a resolution of the Dispute. If the parties are unable to resolve the Dispute within 35 calendar days after the date on which the Request is delivered, then any relevant party may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the procedures set forth in this Section.

(c)Except as otherwise specified in this Section, any Dispute not resolved through the procedure set forth above shall be finally settled by arbitration in accordance with the Rules and Procedures of the American Arbitration Association (the “Arbitration Rules”), which are deemed to be incorporated by reference herein except as otherwise modified herein.

(d)The arbitration situs shall be San Diego, California, and the laws of the State of Delaware shall be applied.

(e)In the event of an arbitration involving two parties, there shall be one arbitrator who shall be jointly nominated by such parties. In the event of an arbitration involving more than two parties, there shall be three arbitrators who shall be jointly nominated by the parties. If the parties fail to so nominate the arbitrators within 30 days from the date when the Dispute is submitted to arbitration pursuant to this Section, at the request of any party, the arbitrator(s) shall be appointed in accordance with the Arbitration Rules.

(f)The arbitration hearing shall commence no later than 30 days following the appointment of the sole arbitrator or after the appointment of the last of the three arbitrators, as the case may be, and the final award shall be rendered no later than 30 calendar days following the close of the hearing.

(g)Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issue raised by any claim or counterclaim. Other discovery may be ordered by the panel to the extent the panel deems additional discovery relevant and appropriate, and any dispute regarding discovery, relevance or scope thereof, shall be determined by the panel, which determination shall be conclusive.

(h)By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, injunctive or other equitable relief or an order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

44.

(i)The award shall be final and binding upon the parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal in connection with the Dispute. Judgment upon any award may be entered in any court having competent jurisdiction thereof.

(j)The costs of the arbitration shall be borne as determined in accordance with the Arbitration Rules; provided, however, that to the extent a party is non-prevailing or unsuccessful on a claim in an arbitration proceeding under this Section, as determined by the arbitrator(s), that party shall pay the prevailing or successful party’s costs and expenses incurred in connection with the arbitration of that Dispute, including attorneys’ fees and arbitration expenses, whether or not such Dispute is prosecuted to award or judgment.

(k)Subject to the receipt of any applicable governmental approval, any monetary award shall be made and promptly payable in U.S. dollars if due in U.S. dollars, free of any deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have the authority to award any remedy or relief proposed by the claimants or respondents pursuant to this Agreement, including without limitation, a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

45.

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first above written.

ICU MEDICAL, INC.,
a Delaware corporation

By: /s/ Vivek Jain
Name: Vivek Jain
Title: Chief Executive Officer

ICU MEDICAL SALES, INC.,
a Delaware corporation

By: /s/ Vivek Jain
Name: Vivek Jain
Title: Authorized Signatory

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

OTSUKA PHARMACEUTICAL FACTORY AMERICA, INC.
a Delaware corporation

By: /s/ Shuichi Takagi
Name: Shuichi Takagi
Title: President
[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Exhibit A

CERTAIN DEFINITIONS

In addition to terms defined in the Agreement to which this Exhibit A is attached, for purposes of the Agreement (including this Exhibit A):

“Accounting Principles” shall mean the adjustments to reflect the items set forth in Schedule 1.4(f) (as applicable) in accordance with ICU Medical’s non-GAAP accounting policy.

“Affiliate” shall have the meaning set forth in the Restated Operating Agreement.

“Agreement” shall mean the Purchase Agreement to which this Exhibit A is attached, including the Disclosure Schedule and each of the other exhibits and schedules thereto.

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state Legal Requirements and other applicable Legal Requirements (including non-U.S. Legal Requirements) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, or abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly and all Legal Requirements and orders issued by a Governmental Body relating to foreign investment or national security.

“Assumed Liabilities” shall have the meaning set forth in the Contribution Agreement.

“Benefit Plan” shall mean “employee benefit plan” (as defined in Section 3(3) of ERISA or the equivalent applicable law), whether or not subject to ERISA, and each other employment, change in control, retention, bonus, commission, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, retirement, vacation, severance, redundancy, termination, disability, death benefit, medical, dental, or other employee compensation and benefit plan, policy, program, agreement or arrangement, in each case, that ICU Medical or its Affiliate sponsors, maintains or contributes to (or is required to contribute to) or has any Liability with respect to, for the benefit of Business Employees or any other current or former service provider of ICU Medical and their beneficiaries and dependents.

“Book Value” shall mean, with respect to the Land and the Building, respectively, the value thereof as reflected in the Closing Balance Sheet.

“Building” shall mean the building existing on the real property located in Round Rock, Texas and included in the Contributed Assets.

“Business Contracts” means, collectively, Contributed Contract Rights and Transferred Contracts.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the banks located in New York, New York or Tokyo, Japan are closed.

“Business Employee” shall have the meaning set forth in the Contribution Agreement.

“Business Value” shall mean an amount equal to (A) the value of the Company’s (i) Property, Plant and Equipment, net (“PPE, Net”), plus (ii) Long Term Assets (excluding PPE, net), plus (iii) Net Current Assets, each determined in accordance with GAAP and reflected in the Closing Balance Sheet, plus (B) (i) the Excess Land Value, plus (ii) the Excess Building Value, minus (C) Indebtedness. For the avoidance of doubt, calculation of Business Value shall be completed so that to avoid double counting (whether positive or negative) of any item to be included and exclude the impact of any deferred tax assets and liabilities or any step-up or purchase accounting adjustments.
“Closing Agreements” shall mean, collectively: (a) this Agreement, (b) the Restated Operating Agreement, (c) the Commercial Agreements, (d) the Services Agreement, (e) the License Agreement, (f) the Contribution Agreement and all other certificates, documents and agreements contemplated by each of the foregoing.

“Closing Payment” shall mean an amount equal to the Business Value as of the Closing, multiplied by 0.60.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Indemnitees” shall mean the following Persons: (a) the Company; (b) the Company’s current and future Affiliates (other than OPF-US, ICU Medical and ICU Medical Sales, Inc.); and (c) the respective successors and assigns of the Persons referred to in clauses (a) through (b) above.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization of any Person (including any Governmental Authorization).

“Contract” shall mean any written contract, agreement, lease, license, commitment, loan or credit agreement or indenture, other than any employee benefit plan or any Governmental Authorization.

“Contributed Assets” shall have the meaning set forth in the Contribution Agreement.

“Contributed Contract Rights” shall have the meaning set forth in the Contribution Agreement.

“Copyrights” means works of authorship.

“Credit Agreement” means that certain Credit Agreement, dated as of January 6, 2022, by and among ICU Medical, as borrower, certain subsidiaries of ICU Medical as guarantors, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC and Barclays Bank PLC as joint bookrunners and joint lead arrangers, and the other joint bookrunners and joint lead arrangers listed therein.

“Damages” shall mean any loss, damage, cost, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax or expense of any nature, including without limitation, reasonable fees and disbursements of counsel, but excluding any consequential, special, exemplary, incidental, indirect or punitive damages, or lost profits (except to the extent awarded to a third party in an indemnifiable third‑party claim).

“Disclosure Schedule” shall mean the disclosure schedule (dated as of the date of the Agreement), delivered by ICU Medical to OPF-US, a copy of which is attached to the Agreement and incorporated by reference into the Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, lease, license, Order, imperfection of title, condition or restriction (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Law” means any Legal Requirement, including any judicial, legislative or administrative Order relating to protection of the environment or human safety or health; emissions, discharges or releases of Hazardous Materials into the environment, including without limitation into ambient air, surface water, groundwater or land; or otherwise relating to the handling of Hazardous Materials or the clean-up or other remediation of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excess Building Value” shall mean an amount equal to (i) the Fair Market Value of the Building minus (ii) the Book Value of the Building.

“Excess Land Value” shall mean an amount equal to (i) the Fair Market Value of the Land minus (ii) the Book Value of the Land.

“Excluded Liabilities” shall have the meaning set forth in the Contribution Agreement, plus Excluded Taxes to the extent not already included in the Contribution Agreement.

“Excluded Taxes” shall mean (a) Taxes of ICU Medical and its Affiliates (other than the Company) for any Tax period, (b) Taxes relating to the Excluded Assets (as defined in the Contribution Agreement) or Excluded Liabilities for any Tax period, (c) Taxes relating to the Business, the Business Employees, the Contributed Assets, or the Assumed Liabilities, in each case, for any Pre-Closing Tax Period, (d) Taxes imposed on or with respect to the Company or for which the Company is liable, in each case that are attributable to any Pre-Closing Tax Period, (e) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Legal Requirement, (f) any Taxes of any Person imposed on the Company as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business no primary purpose of which is Taxes), or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing, and (g) any Taxes directly attributable to or arising from the transactions contemplated by this Agreement or the Contribution Agreement. For purposes of clauses (c) and (d), in the case of any Straddle Tax period, the amount of any Taxes based on or measured by income, receipts or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if the taxable period of such partnership or other “flowthrough” entity ended as of the end of the Closing Date), and the amount of other Taxes which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Tax Period.

“Existing Products” shall mean products of the Business that were available for sale as of immediately prior to the Contribution, as well as any extensions, replacements or renewals thereto. For clarity, any new SRB product (such as the Otsuka SRB product) replacing an SRB product, and Rio Plus (as a replacement of Rio), shall constitute Existing Products.

“Fair Market Value” shall mean, with respect to the Land and the Building, $86,068,825 and $15,792,000, respectively.
“Flowthrough Tax Return” shall mean any income Tax Return filed by or with respect to the Company to the extent that (a) the Company is treated as a partnership for purposes of such Tax Return and (b) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of its members.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied using ICU Medical’s historical accounting policies, practices, bases and procedures as applied in prior fiscal years.

“Good Clinical Practices” shall mean FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56 and 312, and comparable standards of any other applicable Governmental Body, including guidelines issued by the International Council for Harmonisation.

“Good Laboratory Practices” shall mean FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and comparable standards of any other applicable Governmental Body.

“Good Manufacturing Practices” shall mean the requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210, 211, 600 and 610 and comparable standards of other applicable Governmental Body.

“Governmental Authorization” shall mean any permit, license, certificate, franchise, approval, consent, certification, designation, registration, qualification or authorization issued or granted by any Governmental Body.

“Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction; (b) federal, state, county, local, municipal or foreign government (including any agency, commission, department, tribunal, bureau, division, court, or other administrative or judicial body thereof); or (c) governmental or quasi‑governmental authority of any nature.

“Hazardous Material” shall mean: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; and (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic chemical” or “toxic substance” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Environmental Law (including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and any other so-called “superfund” or “superlien” law, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the respective regulations promulgated thereunder, or any analogous federal, state or local laws and regulations);
“Healthcare Laws” means: (a) the FDCA, and all related rules, regulations and guidelines and any other applicable Legal Requirements governing the development, approval, manufacture, sale, distribution and commercialization of drug products and the purchase or prescription of or reimbursement for drug products by any Governmental Body, private health plan or entity, or individual, including the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §3729), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b, 42 U.S.C. § 1320a-7; and the Federal Physician Payment Sunshine Act/Open Payments (42 U.S.C. § 1320a-7h); and (b) any Legal Requirements pertaining to (i) a government sponsored or funded health care program, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, or (ii) Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICU Medical Indemnitees” shall mean the following Persons: (a) ICU Medical; (b) ICU Medical’s current and future Affiliates (other than the Company); and (c) the respective successors and assigns of the Persons referred to in clauses (a) through (b) above.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Incremental Gross Profit” shall mean the amount, if any, by which the gross profit recognized by the Company in accordance with GAAP, as adjusted in accordance with the Accounting Principles, during the fiscal year 2026 with respect to Existing Products (minus, subject to Section 4.10, any net revenue generated and direct costs associated with the sale of products under the Pfizer MSA during such period) exceeds the Target 2026 Gross Profit Amount. A sample calculation is set forth in Schedule 1.4(f) of the Disclosure Schedule.

“Incremental Net Revenue” shall mean the amount, if any, by which the net revenue recognized by the Company in accordance with GAAP, as adjusted in accordance with the Accounting Principles, during the fiscal year 2026 with respect to Existing Products (minus, subject to Section 4.10, any revenue generated during such period under the Pfizer MSA) exceeds the Target 2026 Net Revenue. A sample calculation is set forth in Schedule 1.4(e) of the Disclosure Schedule.

“Indebtedness” means, with respect to the Company, the aggregate amount of all payment obligations (including in respect of principal amount, plus any related accrued and unpaid interest, fees, premiums, penalties, breakage costs, reimbursements and expenses) of the Company in respect of: (a) any indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (including the Bridge Loan and amounts outstanding under overdraft facilities); (b) any indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) obligations in respect of the deferred purchase price of property, business, assets, securities or services including any liabilities originated as part of Contribution (but excluding (x) any trade payables or current liabilities incurred in the ordinary course of business and included in the calculation of the Net Current Assets and (y) expenses in connection therewith (incurred in the ordinary course of business)), including notes, earn-outs, holdbacks, and escrows, in each case, only to the extent earned; (e) letters of credit, bankers acceptances, bank guarantees, performance bonds, surety bonds and similar bonds or instruments, in each case, only to the extent drawn or called; and (f) all accrued and unpaid income Tax Liabilities of the Company for any Pre-Closing Tax Periods in each case, determined on a jurisdiction-by-jurisdiction basis, not less than zero with respect to any Tax in any jurisdiction, and computed by taking into account, to the extent applicable, any estimated Tax payments and overpayments of Taxes paid prior to the Closing to the applicable Tax authority with respect any Pre-Closing Tax Period as reductions of the liability for Taxes for such period to the extent such payments reduce a specific income Tax under applicable Law).

“Indemnitee” shall mean any of the OPF-US Indemnitees, the ICU Medical Indemnitees or the Company Indemnitees.

“Intellectual Property” shall mean any and all worldwide (a) rights associated with works of authorship, including Copyrights, moral rights, and mask works; (b) Marks and similar rights; (c) trade secret rights; (d) Patents and patent rights; (e) other proprietary rights in know-how, inventions, ideas, algorithms, formula, methods, processes, techniques, proprietary information, software, semiconductor devices, and other types of technology; and (f) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing.

“Inventory” shall mean the raw materials, work-in-process and finished goods inventory included in the Contributed Assets.

“Key Employees” shall mean the Business Employees listed on Schedule 1.2(b)(iv).

“Knowledge,” including the phrase “to the Knowledge of ICU Medical,” shall mean (a) the actual knowledge of the individuals listed on Schedule A-1 and (b) the individuals who replace any of the officers in clause (a) after the date hereof in their positions at ICU Medical, in each case of (a) and (b), after reasonable due inquiry of their respective direct reports with primary responsibility for the subject matter in question, if the respective foregoing individuals do not themselves have primary responsibility for such subject matter.

“Land” shall mean, collectively, the following assets included in the Contributed Assets: (i) the real property located in Austin, Texas and (ii) the real property located in Round Rock, Texas.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal law, statute, legislation, constitution, ordinance, code, edict, rule, regulation, ruling, directive, pronouncement, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).

“Licensed Intellectual Property” shall mean all Intellectual Property, and all rights to any Intellectual Property, in each case licensed to the Company pursuant to the License Agreement.
“Long Term Assets” shall mean those assets of the Company, other than current assets and PPE, Net, mutually agreed upon and designated by OPF-US and ICU Medical.

“Marks” shall mean all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means (i) a material adverse effect on the results of operations or condition (financial or otherwise) of the Business taken as a whole or (ii) a material adverse effect on the ability of ICU Medical or its Affiliates to consummate the Transactions or perform their obligations under this Agreement or any of the other Transaction Agreements; provided however, that none of the following matters shall be deemed, either alone or in combination, to constitute, or be taken into account in determining the occurrence or existence of, a Material Adverse Effect, unless, in the case of clauses (a), (b) and (g), they disproportionately affect the Business as compared to other similarly situated Persons or businesses that operate in the industry in which the Business operates, but only to the extent of such disproportionate effect: (a) any adverse change or effect that is the result of any war, riot, act of terrorism, revolution, civil commotion, act of public enemies, embargo or any adverse changes that result in a general decline in the economy or financial markets or any conditions generally affecting the industry in which the Business operates or competes, (b) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, weather developments or other natural or manmade disasters, acts of God or force majeure events (or the escalation or worsening of any such events or occurrences), (c) any failure of the financial or operating performance of ICU

Medical, or the Business to meet internal, OPF-US or analyst projections, forecasts or budgets for any period (provided that this clause (c) shall not be construed as implying that ICU Medical is making any representation or warranty herein with respect to any internal, OPF-US or analyst projections, forecasts or budgets and no such representations or warranties are being made), (d) any adverse change or effect resulting from or arising out of actions ICU Medical or its Affiliates are expressly required to take or prohibited from taking under this Agreement or that ICU Medical or any of its Affiliates takes at the written request of OPF-US or its Affiliates, (f) any adverse effect solely attributable to the announcement or pendency of the Transactions, including the loss of customers, suppliers, vendors or employees as a result thereof, or (g) any change or proposed change to Legal Requirements applicable to the Business.

“Milestone Payment” means each of the Incremental Net Revenue Milestone Payment and the Incremental Gross Profit Milestone Payment and together, the “Milestone Payments.”

“Net Current Assets” means the current assets of the Company (excluding cash and cash equivalents, short-term investment securities and any income and deferred Tax assets) minus current liabilities (excluding any income and deferred Tax Liabilities) of the Company; in the case of Tax assets and liabilities determined on a jurisdiction-by-jurisdiction basis, not less than zero with respect to any Tax in any jurisdiction, and computed by taking into account, to the extent applicable, any estimated Tax payments and overpayments of Taxes paid prior to the Closing to the applicable Tax authority with respect any Pre-Closing Tax Period as reductions of the liability for Taxes for such period to the extent such payments reduce a specific Tax under applicable Law).

“OPF-US Indemnitees” shall mean the following Persons: (a) OPF-US; (b) current and future Affiliates of OPF-US (other than the Company); and (c) the respective successors and assigns of the Persons referred to in clauses (a) through (b) above.

“Order” shall mean any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Body or any arbitrator or arbitration panel.

“Patents” shall mean all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.

“Permitted Encumbrance” shall mean (i) any Encumbrance for Taxes (x) not yet due and payable or (y) which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the face of the balance sheet included in the Interim Financial Information, (ii) any Encumbrance in connection with zoning, building code, land use, planning, entitlement or similar laws insofar as they lawfully affect the Contributed Assets, which are not violated by the current use and operation of the applicable real property and which do not materially detract from the value of the applicable real property, (iii) any Encumbrance with respect to leased equipment that exists under the express terms of any equipment lease included in the Contributed Assets, (iv) easements, covenants, conditions, rights‑of‑way, restrictions and other similar Encumbrances set forth on (a) that certain Title Report prepared by First American Title Insurance Company and identified as GF No. NCS-1228760-AUST, dated as of August 8, 2024 (other than that certain Deed of Trust, Security

Agreement, Assignment of Rents and Leases and Fixture Filing dated as of April 6, 2022 and recorded among the land records of Travis County, Texas as Instrument No. 2022064448, which shall not constitute a Permitted Encumbrance), and (b) that certain Title Report prepared by First American Title Insurance Company and identified as GF No. NCS-1228759-AUST, dated August 8, 2024, in each such case insofar as they lawfully affect the Contributed Assets, and (v) Encumbrances created by OPF-US or its successors, affiliates, and assigns.

“Person” shall mean any individual, Entity or Governmental Body.

“Pfizer MSA” shall have the meaning set forth in the Restated Operating Agreement.

“Pre-Closing Taxes” means any Taxes of the Company relating or attributable to any Pre-Closing Tax Period, including the portion of any Straddle Tax Period ending on the Closing Date.

“Pre-Closing Tax Period” shall mean all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any Straddle Tax Period.

“Proceeding” shall mean any action, suit, proceeding, claim, litigation, arbitration, or investigation (including any civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Purchase Price” shall mean an amount equal to (i) the Final Closing Payment, plus (ii) any Milestone Payments, if applicable.

“Recall” shall have the same meaning as 21 CFR 7.3(g), which means a firm’s removal or correction of a marketed product that the Food and Drug Administration considers to be in violation of the laws it administers and against which the agency would initiate legal action, e.g., seizure. Recall does not include a market withdrawal or a stock recovery.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Retained Business” shall have the meaning set forth in the Contribution Agreement.

“Retention Agreements” shall mean those retention agreements to be entered into between the Company and the Key Employees, in a form to be agreed upon by ICU Medical and OPF-US prior to the Closing.

“Sales Contracts” shall have the meaning set forth in the Contribution Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Contracts” shall have the meaning set forth in the Contribution Agreement.

“Specified FTC Letter” shall mean a pre-consummation letter from the FTC in similar form to that set forth in its blog post, dated August 3, 2021, and posted at https://www.ftc.gov/

enforcement/competition-matters/2021/08/adjusting-merger-review-deal-surge-merger-filings.

“Subsidiary” shall mean, in respect of any Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Straddle Tax Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tangible Personal Property” shall mean all equipment, machinery, computers, tools, fixtures, supplies, materials, furniture and other tangible property included in the Contributed Assets.

“Target 2026 Gross Profit Amount” shall mean the amount set forth on Schedule 1.4(f).

“Target 2026 Net Revenue” shall mean the amount set forth on Schedule 1.4(e).

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value‑added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency, fee, or escheat or unclaimed property liability, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax‑sharing agreement or similar Contract.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” shall mean worldwide.

“Transaction Agreements” shall mean, collectively: (a) this Agreement, (b) the Contribution Agreement, (c) the Restated Operating Agreement, (d) the Commercial Agreements, (e) the Services Agreement, (f) the License Agreement, (g) the agreements described in Section 4.7, and (h) all other certificates, documents and agreements contemplated by each of the foregoing.

“Transactions” shall mean, collectively, the transactions contemplated by the Closing Agreements, including (i) the sale by ICU Medical and purchase by OPF-US of 6,000 Units pursuant to the terms and conditions of this Agreement, and (ii) the execution and delivery of the Restated Operating Agreement, the Commercial Agreements, the Services Agreement and the License Agreement.

“Transferred Contracts” shall have the meaning set forth in the Contribution Agreement.

“Transferred Intellectual Property” shall mean collectively the Transferred Patents, Transferred Marks and the Transferred Know-How.

“Transferred Know-How” shall mean the know-how and trade secrets included in the Contributed Assets.

“Transferred Marks” shall mean the Marks included in the Contributed Assets.

“Transferred Patents” shall mean the patents and patent applications included in the Contributed Assets pursuant to the Contribution Agreement.

i.

(CONTINUED)
ii.

(CONTINUED)
iii.

(CONTINUED)

PAGE

10.13 Counterparts	43
10.14 Entire Agreement	43
10.15 Construction	43
10.16 Dispute Resolution; Arbitration	43
iv.

LIST OF EXHIBITS

Exhibit A Certain Definitions
Exhibit B Original Operating Agreement
Exhibit C Contribution Agreement
Exhibit D Amended and Restated Operating Agreement
Exhibit E Commercial Agreements Principles
Exhibit F Services Agreement Principles
Exhibit G License Agreement Principles